UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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☐ Preliminary Proxy Statement	☐ Confidential,	for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒    Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

The McGraw-Hill Companies, Inc.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Reg. §240.14a-101.

SEC 1913 (3-99)

March 20, 2008

Dear Shareholder:

On behalf of our Board of Directors and management, we cordially invite you to attend our Annual Meeting of Shareholders on Wednesday, April 30, 2008. The Meeting will be held at our headquarters at 1221 Avenue of the Americas, New York, New York 10020-1095, at 11:00 a.m. (EDT). If you are unable to attend the Annual Meeting in New York, please join us via live Webcast on the Company’s Web site at www.mcgraw-hill.com.

The Notice of Meeting and Proxy Statement accompanying this letter describe the business we will consider at the Meeting. Your vote is very important. I urge you to vote to be certain your shares are represented at the Meeting even if you plan to attend. Most shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to your proxy materials or the information forwarded by your bank, broker or other holder of record to see which methods are available to you.

I look forward to seeing you at the Meeting.

Harold McGraw III

Chairman of the Board, President and Chief Executive Officer

Notice of Annual Meeting of Shareholders

To Be Held April 30, 2008

The Annual Meeting of Shareholders of The McGraw-Hill Companies, Inc. will be held on Wednesday, April 30, 2008, at 11:00 a.m. (EDT) at the Company’s headquarters at 1221 Avenue of the Americas, New York, New York 10020-1095. At the Meeting, shareholders will be asked to:

•	elect five Directors;

•	ratify the appointment of the Company’s independent Registered Public Accounting Firm for 2008;

•	vote on two shareholder proposals; and

•	consider any other business, if properly raised.

You may vote at the Meeting if you were a shareholder of the Company at the close of business on March 11, 2008, the record date for the Meeting.

By Order of the Board of Directors.

Scott L. Bennett

Senior Vice President, Associate General

Counsel and Secretary

New York, New York

March 20, 2008

Please sign and return the enclosed proxy card in the postage-paid envelope provided or, if you prefer, please follow the instructions on the enclosed proxy card for voting by telephone or via the Internet. You may access the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor  relations for further Internet voting instructions as well as to view the Proxy Statement and Annual Report online.

The McGraw-Hill Companies, Inc.

Proxy Statement

2008 Annual Meeting of Shareholders

i

The McGraw-Hill Companies, Inc.

Proxy Statement

2008 Annual Meeting of Shareholders

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON APRIL 30, 2008.

THE COMPANY’S 2007 ANNUAL REPORT, LETTER TO SHAREHOLDERS, NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND PROXY CARD ARE AVAILABLE AT www.mcgraw-hill.com/investor_relations.

GENERAL INFORMATION

Why did I receive this Proxy Statement?

The Board of Directors of The McGraw-Hill Companies, Inc. (the “Company”, “we” or “us”) is soliciting proxies for the 2008 Annual Meeting of Shareholders (the “Annual Meeting” or “Meeting”) to be held on Wednesday, April 30, 2008, at 1221 Avenue of the Americas, New York, New York 10020-1095, at 11:00 a.m. (EDT) and at any adjournment of the Meeting. When the Company asks for your proxy, we must provide you with a Proxy Statement that contains certain information specified by law. This Proxy Statement summarizes the information you need in order to vote at the Meeting.

The Company’s 2007 Annual Report, Letter to Shareholders, Notice of Annual Meeting, Proxy Statement and proxy are being mailed to shareholders beginning on or about March 20, 2008.

What will I vote on?

Four items:

•	election of five Directors;

•	ratification of the appointment of the Company’s independent Registered Public Accounting Firm for 2008;

•	two shareholder proposals; and

•	other matters that may properly be brought before the Meeting.

Will there be any other items of business on the agenda?

We do not expect any other items of business at the Annual Meeting. Nonetheless, if there is an unforeseen need, your proxy will give discretionary authority to the persons named on the proxy to vote on any other matters that may be brought before the Meeting. These persons will use their best judgment in voting your proxy.

Who is entitled to vote?

Shareholders as of the close of business on the record date, which is March 11, 2008, may vote at the Annual Meeting.

How many votes do I have?

You have one vote at the Meeting for each share of common stock you held on the record date.

What constitutes a quorum for the Annual Meeting?

A quorum is necessary to conduct business at the Annual Meeting. A quorum requires the presence at the Meeting of a majority of the outstanding shares entitled to vote, in person or represented by proxy. You are part of the quorum if you have voted by proxy. As of the record date, 320,648,944 shares of Company common stock were issued and outstanding.

How do I vote?

You can vote either in person at the Annual Meeting or by proxy without attending the Meeting. We urge you to vote by proxy even if you plan to attend the Meeting so we will know as soon as possible that enough votes will be present for us to hold the Meeting. If you attend the Meeting in person, you may vote at the Meeting and your earlier proxy will not be counted.

May I vote by telephone or via the Internet?

Yes. Instead of submitting your vote by mail using the enclosed proxy card, you may be able to vote on the Internet or by telephone. Please note that there are separate Internet and telephone voting arrangements depending on whether you hold your shares:

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as the registered shareholder, also known as the “shareholder” or “holder” of record (that is, if you own shares directly in your own name and they are either kept at our transfer agent or are in your possession); or

•	as the “beneficial owner”, also known as holding the shares in “street name” (that is, if your shares are held for you by your bank, broker or other holder of record).

If you are a registered shareholder, you may vote by telephone or via the Internet by following the instructions on your proxy card.

If you are a beneficial owner, please refer to the information forwarded by your bank, broker or other holder of record to see which options are available to you. Most brokers and banks offer voting by telephone and via the Internet as well as by mail.

If you vote via the Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for these costs.

What should I do if I want to attend the Annual Meeting?

All shareholders and employees of the Company may attend the Annual Meeting. Please bring your admission ticket or proof of ownership of The McGraw-Hill Companies stock to enter the Annual Meeting. When you arrive at the Annual Meeting, you may be asked to present photo identification, such as a driver’s license, to be admitted. The McGraw-Hill Companies employees wishing to attend the Annual Meeting can present their employee identification card to be admitted.

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If you are a registered shareholder, you will find an admission ticket attached as part of the proxy card sent to you. If you plan to attend the Annual Meeting, please bring this portion of the proxy card with you to the Meeting. If you opted to receive your proxy materials electronically, please print out the admission ticket you will find online and bring this with you.

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If your shares are held in the name of your bank, broker or other holder of record, please bring proof of ownership to be admitted to the Meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership.

For safety and security reasons, no cameras, recording equipment, electronic devices, large bags, brief cases or packages will be permitted in the Meeting.

How do I vote my shares in the Company’s Dividend Reinvestment Plan?

If you participate in the Company’s Dividend Reinvestment Plan, any proxy you give will also govern the voting of all shares you hold in this Plan, unless you give us other instructions.

How do I vote my shares in the Company’s employee benefit plans?

If you received this Proxy Statement because you are an employee of the Company who participates in these plans and you have shares of common stock of the Company allocated to your account under these plans, you may vote your shares held in these plans as of March 11, 2008 by mail, by telephone or via the Internet. Instructions are provided on the enclosed proxy card from The Bank of New York, the Company’s transfer agent. The Bank of New York must receive your instructions by 1:00 p.m. (EDT) on April 28, 2008 in order to communicate your instructions to the plans’ Trustee, who will vote your shares. Any plan shares for which we do not receive instructions from the employee will be voted by the Trustee in the same proportion as the shares for which we have received instructions.

Can I revoke or change my vote?

Yes. If you are a shareholder of record, you have the right to revoke your proxy at any time before the Annual Meeting by sending a signed notice to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. If you want to change your vote at any time before the Meeting, you must deliver a later dated proxy by telephone, via the Internet or in writing. You may also change your proxy by voting in person at the Meeting.

If you are a beneficial owner, please refer to the information forwarded by your broker, bank or other holder of record for procedures on revoking or changing your proxy.

What are the costs of soliciting these proxies and who will pay them?

The Company will pay all costs of soliciting these proxies. In addition, some of our officers and employees may solicit proxies by telephone or in person. We will reimburse banks and brokers for the expenses they incur in forwarding the proxy materials to you. Georgeson Inc. is assisting us with the solicitation of proxies for a fee not to exceed $19,000 plus reimbursement for out-of-pocket expenses.

How many votes are required for the approval of each item?

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Proposal One – A nominee will be elected as a Director if he or she receives a plurality of the votes cast at the Annual Meeting. The Company’s By-Laws provide, however, that if a nominee for Director is elected by a plurality of the votes cast, but fails to receive a majority of the votes cast, the Director is required to tender his or her resignation to the Board of Directors. A majority of votes cast means that the number of shares voted “for” a Director’s election exceeds 50% of the number of votes cast with respect to that Director’s election. Votes cast include votes to withhold authority and exclude abstentions with respect to that Director’s election. The Board’s Nominating and Corporate Governance Committee is then required to make a recommendation to the Board as to whether to accept or reject the tendered resignation. The Board will act on the tendered resignation and will publicly disclose its decision and rationale within 90 days following certification of the election results. If a Director’s resignation is accepted by the Board, the Board may fill the vacancy or decrease the size of the Board.

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Proposal Two – The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of the Company’s independent Registered Public Accounting Firm for 2008. Abstentions and broker non-votes will not be counted either for or against this proposal.

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Proposals Three and Four – The affirmative vote of the holders of a majority of the votes cast is required to approve each of the shareholder proposals. Abstentions and broker non-votes will not be counted either for or against these proposals.

Are abstentions and broker non-votes part of the quorum?

Yes. Abstentions, broker non-votes and votes withheld for Director nominees count as “shares present” at the Annual Meeting for purposes of determining a quorum.

What are broker non-votes?

If your shares are held by a broker, the broker may require your instructions in order to vote your shares. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen depending on the type of proposal. For the election of Directors and ratification of the Company’s independent Registered Public Accounting Firm for 2008, the broker may vote your shares in its discretion. For approval of the shareholder proposals, the broker may not vote your shares at all. When that happens, it is called a “broker non-vote”.

Who will count the vote?

Votes at the Annual Meeting will be counted by two independent inspectors of election appointed by the Board.

What if I do not vote for some or all of the matters listed on my proxy card?

If you are a registered shareholder and you return a signed proxy card without indicating your vote for some or all of the matters, your shares will be voted as follows for any matter you did not vote on:

•	for the nominees to the Board listed on the proxy card;

•	for the ratification of the appointment of the Company’s independent Registered Public Accounting Firm for 2008; and

•	against each of the shareholder proposals.

How do I submit a shareholder proposal for the 2009 Annual Meeting?

The Company’s 2009 Annual Meeting is scheduled for April 29, 2009. There are two different deadlines for submitting shareholder proposals. First, if a shareholder wishes to have a proposal considered for inclusion in next year’s Proxy Statement, he or she must submit the proposal in writing so that we receive it by November 20, 2008. Proposals should be addressed to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. If you submit a proposal, it must comply with applicable laws, including Rule 14a-8 of the Securities Exchange Act of 1934.

In addition, the Company’s By-Laws provide that any shareholder wishing to nominate a candidate for Director or to propose any other business at the Annual Meeting must give the Company written notice no earlier than December 31, 2008 and no later than January 30, 2009. This notice must comply with applicable laws and the Company’s By-Laws. Copies of the By-Laws are available to shareholders free of charge on request to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. You may also download the By-Laws from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations.

Can I view future proxy materials online instead of receiving them by mail?

Yes. If you are a shareholder of record or own Company shares through one of the Company’s employee benefit plans, you may, if you wish, view future Proxy Statements and Annual Reports online. If you elect this feature, you will receive an e-mail notice which will include the Web address for viewing the materials online. The e-mail notice will also include instructions so you can vote your proxy online or by telephone. If you have more than one account, you may receive separate e-mails for each account. Costs normally associated with electronic delivery, such as usage and telephone charges, as well as any costs incurred in printing documents, will be your responsibility.

At any time during the year, shareholders of record or owners of Company shares through one of the Company’s employee benefit plans may give consent to view future Proxy Statement and Annual Report materials online. During the 2008 proxy voting period, the Internet voting system will automatically prompt shareholders for their consent. For other times during the year, go to

https://www.proxyconsent.com/mhp. The enrollment site reviews the basic information and terms. You will be prompted to provide an e-mail address so we can contact you when proxy materials are available online. You will receive confirmation by e-mail indicating your preference for electronic delivery.

If you are a beneficial owner, please contact your broker, bank or other holder of record for procedures on how to consent to view materials online instead of receiving them by mail.

What are the benefits of electronic delivery?

If you received your Annual Meeting materials by mail, we strongly encourage you to sign up to receive these materials via e-mail. Electronic delivery helps the environment and saves the Company money by reducing printing and mailing costs. It will also make it convenient for you to view your proxy materials and vote your shares online. If you have shares in more than one account, it is also an easy way to eliminate receiving duplicate copies of proxy materials.

What are the costs of electronic delivery?

The Company charges nothing for electronic delivery. You may, of course, incur expenses associated with Internet access such as telephone charges or charges from your Internet service provider.

May I change my mind later?

Yes. You may discontinue electronic delivery at any time. Shareholders of record may resume mail delivery of the Proxy Statement and Annual Report by going to https://www.proxyconsent.com/mhp and revoking your election. You will receive a confirmation by e-mail indicating your preference to resume mail delivery.

If you are a beneficial owner, please contact your broker, bank or other holder of record for procedures on how to revoke your consent and resume delivery of materials by mail.

Will I receive a copy of the Company’s Annual Report?

Unless you previously elected to view our Annual Report via the Internet, we mailed our 2007 Annual Report to shareholders beginning on or about March 20, 2008.

What is “householding”?

We have adopted “householding”, a procedure under which beneficial owners who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure reduces duplicate mailings and thus reduces our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Householding does not affect dividend check mailings.

What if I want to receive a separate copy of the Proxy Statement or Annual Report?

If you wish to receive a separate copy of the 2007 Annual Report or this Proxy Statement, please call us toll-free at (866) 436-8502, or send an e-mail to investor_relations@mcgraw-hill.com, or write to: Investor Relations, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. We will promptly deliver to you the documents you requested.

Where can I find the voting results?

We will publish the voting results in our Form 10-Q for the Second Quarter of 2008, which we will file with the SEC on or about July 25, 2008. To view our Form 10-Q online, go to the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations, and click on the SEC Filings link located in the Digital Investor Kit.

Can shareholders and other interested parties communicate directly with our Board? If so, how?

Yes. You may communicate directly with one or more members of the Board by writing to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095, or by sending an e-mail to the Company’s Secretary at corporate_secretary@mcgraw-hill.com. The Company’s Secretary will then forward all questions or comments directly to our Board or a specific Director, as the case may be.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Company’s business and affairs are overseen by our Board pursuant to the New York Business Corporation Law and our Restated Certificate of Incorporation and By-Laws. Under the Company’s Restated Certificate of Incorporation, the members of the Board are grouped into three classes. The three classes are as equal in number as possible. One class is elected at each Annual Meeting to hold office for a three-year term beginning on the date of the Meeting.

New members are assigned to classes upon initial appointment so that the size of each class is as nearly equal as possible. Four Director nominees, Ms. Linda Koch Lorimer, Sir Winfried Bischoff and Messrs. Douglas N. Daft and Harold McGraw III, are currently serving as Directors of the Company. All four of these Director nominees are being nominated for three-year terms that will expire in 2011. In addition, Sir Michael Rake was elected a Director on December 5, 2007, by action of the Board of Directors taken pursuant to the Company’s By-Laws, for a term expiring at the 2008 Annual Meeting. Sir Michael Rake is also being nominated at the 2008 Annual Meeting for a one-year term that will expire in 2009.

Shareholders are being asked to consider at this Annual Meeting a shareholder proposal requesting the annual election of each Director. Your Board unanimously recommends that you vote against this proposal. For additional information about this shareholder proposal, please see pages 60 through 63 of this Proxy Statement.

Mr. Harold W. McGraw, Jr., a Director from 1954 to 1988, Chairman of the Board from 1976 to 1988, and Chief Executive Officer from 1975 to 1983, retired from the Board after the 1988 Annual Meeting in accordance with the Board’s retirement age policy. However, in recognition of Mr. McGraw’s past service and contributions to the Company and to assure his continued close association with the Board and the Company, the Board elected Mr. McGraw permanently to the position of Chairman Emeritus.

Director Independence

The Board has determined that all of the Company’s Directors, with the exception of Messrs. Harold McGraw III (the Company’s Chairman, President and Chief Executive Officer) and Robert P. McGraw (the brother of Harold McGraw III), have met the independence requirements of the New York Stock Exchange, based upon the application of objective categorical standards adopted by the Board. To be considered independent, a Director must have no material relationship (other than as a Director) with the Company, or any of its subsidiaries, either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company or any of its subsidiaries. In making independence determinations, the Board broadly considers all relevant facts and circumstances. In accordance with the Company’s Corporate Governance Guidelines, a Director will not be an independent Director of the Company if:

(i)	such Director is, or has been within the last three years, an employee of the Company, or any of its subsidiaries, or has an immediate family member who is, or has been within the last three years, an executive officer of the Company, or any of its subsidiaries;

(ii)	such Director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, or any of its subsidiaries, other than Director and Committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iii)

(A) such Director or an immediate family member is a current partner of a firm that is the Company’s, or any of its subsidiaries’, internal or external auditor; (B) such Director is a current employee of such a firm; (C)

such Director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) such Director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s, or any of its subsidiaries’, audit within that time;

(iv)	such Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any present executive officer of the Company, or any of its subsidiaries, at the same time serves or served on the compensation committee of such other company; or

(v)	such Director is a current employee, or an immediate family member is a current executive officer, of another company that has made payments to, or received payments (exclusive of contributions to tax exempt organizations) from, the Company, or any of its subsidiaries, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of the consolidated gross revenues of such other company.

For purposes of sub-paragraphs (i) through (v) above, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home. Individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated are not taken into consideration with respect to the determination of a Director’s independence.

Additional Information Regarding Director Independence

In making its independence determinations with respect to our Directors, the Board considered the following transactions that the Company engages in from time to time with organizations in which our independent Directors serve as executive officers or otherwise have a material interest:

•	BT Group plc. Sir Michael Rake is the Chairman of BT Group plc. BT Group plc provides the Company and its business units with various telecommunications services from time to time.

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Citigroup, Inc. Sir Winfried Bischoff is the Chairman of Citigroup, Inc. The Company and its business units provide the following types of products and services from time to time to Citigroup, Inc. and its affiliated entities: credit ratings services, seminars, index services, data subscriptions and licensing of publications, software and information products, equity research information and services, syndicated studies, satisfaction surveys, automotive sales forecast information, market research services and advertising services. The Company and its business units make royalty payments to Citigroup, Inc. and its affiliated entities from time to time in connection with index services transactions and retain Citigroup, Inc. and its affiliated entities from time to time to provide routine banking, credit card, investment banking and financial advisory services.

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Eli Lilly and Company. Sidney Taurel is the Chairman and Chief Executive Officer of Eli Lilly and Company. The Company and its business units provide the following types of products and services from time to time to Eli Lilly and Company: credit ratings services, subscriptions and licensing of publications and software and information products.

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Evercore Partners, Inc. Pedro Aspe is the Co-Chairman of the Board of Evercore Partners, Inc. The Company and its business units provide the following types of products and services from time to time to Evercore Partners, Inc: data subscriptions and licensing of publications and software and information products.

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Howard University. Kurt L. Schmoke is the Dean of the Howard University School of Law. The Company and its business units sell textbooks and other educational materials from time to time to Howard University.

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State Farm Insurance Companies. Edward B. Rust, Jr. is the Chairman of the Board, President and Chief Executive Officer of State Farm Insurance Companies. The Company and its business units provide the following types of products and services from time to time to State Farm Insurance Companies: credit ratings services, index services, data subscriptions and licensing of publications, software and information products and syndicated research studies.

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Yale University. Linda Koch Lorimer is the Vice President and Secretary of Yale University. The Company and its business units provide the following types of products and services from time to time to Yale University: credit ratings services, subscriptions and licensing of publications and software and information products.

All of these transactions are entered into in the ordinary course of business and on terms that are substantially equivalent to those prevailing at the time for comparable transactions with other similarly situated customers or vendors of the Company.

In making its independence determinations with respect to our Directors, the Board reviews the materiality of these transactions not only from the standpoint of the applicable Director but also from the standpoint of the organizations in which they serve. Based on this review, the Board has concluded that these transactions do not interfere with the ability of each such Director to exercise independent judgment in carrying out his or her Board responsibilities.

Annual Meeting Attendance

It is the Company’s policy that, subject to illness or an unavoidable schedule conflict, all Directors will attend and be introduced at the Annual Meeting. All of our Directors attended the 2007 Annual Meeting.

Presiding Director

On February 28, 2007, the Board appointed Ms. Linda Koch Lorimer, the Chair of the Nominating and Corporate Governance Committee, as the Presiding Director of the Board for the period February 28, 2007 through April 30, 2008. In her capacity as the Presiding Director, Ms. Lorimer presides at regularly scheduled executive sessions of the Board at which only non-management Directors are present. Shareholders and other interested parties may communicate with Ms. Lorimer by sending a letter to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095 or by sending an e-mail message to the Company’s Secretary at corporate_secretary@mcgraw-hill.com. The Company’s Secretary will then forward your letter or e-mail to Ms. Lorimer.

Directors’ Biographies

Class of 2011

The following four Director nominees are currently serving as Directors of the Company and have been nominated to stand for re-election at the Annual Meeting to serve three-year terms that will expire at the 2011 Annual Meeting. Please see pages 1 through 4 and page 59 of this Proxy Statement for voting information.

Sir Winfried Bischoff, age 66, has been Chairman of Citigroup, Inc. (“Citi”), a global financial services firm, since December 11, 2007. He served as acting Chief Executive Officer of Citi from November 4, 2007 through December 11, 2007 while maintaining his role of Chairman of Citi Europe, which he has been since 2000. Sir Winfried Bischoff was Chairman of Schroders plc, an international investment banking and asset management firm headquartered in Great Britain, from 1995 to 2000. Prior to that, Sir Winfried Bischoff was Chairman of J. Henry Schroder Co. (the London investment bank of Schroders plc) from 1983 to 1995 and Group Chief Executive of Schroders plc from 1984 to 1995. He is a Director of Eli Lilly and Company and Prudential plc. He was knighted in 2000 for his services to the banking industry. Sir Winfried Bischoff has served as a Director of the Company since 1999 and is Chair of the Financial Policy Committee and a member of the Executive and Compensation Committees.

Douglas N. Daft, age 65, was Chairman of the Board and Chief Executive Officer of The Coca-Cola Company from 2000 until his retirement from the company in 2004. Mr. Daft joined The Coca-Cola Company in 1969 in its Sydney, Australia office, and subsequently held various positions with the company throughout Asia. Mr. Daft moved to the company’s Atlanta, Georgia headquarters in 1991 to assume responsibility for the company’s Asia and Pacific regions and thereafter assumed responsibility for the company’s Middle East and African regions as well. Mr. Daft was appointed President and Chief Operating Officer of the company in 1999 and Chairman and Chief Executive Officer in 2000. Mr. Daft is a Director of Wal-Mart Stores, Inc. and Sistema-Hals (the Russian real estate, construction and development company). Mr. Daft is an advisory board member for Longreach, Inc. (a Japan-based private equity firm) and Thomas H. Lee Partners. Mr. Daft is also a member of the European Advisory Council for N.M. Rothschild & Sons Limited; an overseer board member for the International Business School of Brandeis University; a member of the Board of Governors of Thunderbird, The Garvin School of International Management in Arizona; Chairman of the Advisory Board for the Churchill Archives Center, Churchill College, Cambridge; a Patron of the American Australian Association; and a Trustee of the Cambridge Foundation. Mr. Daft has served as a Director of the Company since 2003 and is a member of the Audit and Compensation Committees.

Linda Koch Lorimer, age 56, has been Vice President and Secretary of Yale University since 1995, having returned to Yale as Secretary of the University in 1993. She was President of Randolph-Macon Woman’s College from 1987 to 1993 and was Associate Provost of Yale University from 1983 to 1987. She is a Director of Sprint Nextel Corporation. Ms. Lorimer is the former Chairman of the Board of the Association of American Colleges and Universities and the Women’s College Coalition. Ms. Lorimer is a Director of Yale-New Haven Hospital and a Trustee of Hollins University. Ms. Lorimer has served as a Director of the Company since 1994 and is Chair of the Nominating and Corporate Governance Committee and a member of the Compensation and Executive Committees. She also serves as the Presiding Director of the Company’s Board of Directors.

Harold McGraw III, age 59, has been Chairman of the Board since 2000 and President and Chief Executive Officer of the Company since 1998. Prior to that, Mr. McGraw had been President and Chief Operating Officer of the Company since 1993. He was Executive Vice President, Operations, of the Company from 1989 to 1993. Prior to that, he was President of the McGraw-Hill Financial Services Company, President of the McGraw-Hill Publications Company, Publisher of Aviation Week & Space Technology magazine and Vice President, Corporate Planning. Before joining the Company in 1980, he held financial positions at the GTE Corporation. Mr. McGraw serves on the Boards of Directors of ConocoPhillips and United Technologies Corporation. He is Chairman of The Business Roundtable and Chairman of the Emergency Committee for American Trade (ECAT). He is a member of The U.S. Trade Representative’s Advisory Committee for Trade, Policy and Negotiations (ACTPN) and The Business Council. He is Chairman of the Committee Encouraging Corporate Philanthropy and serves on the Board of the National Council on Economic Education and is on the Board of Trustees of Carnegie Hall as well as the Board of The New York Public Library. He also is a member of the Boards of the National Organization on Disability, The National Academy Foundation and Hartley House. Mr. McGraw has served as a Director of the Company since 1987 and is Chair of the Executive Committee. (a)

Class of 2009

The following Director nominee was elected a Director on December 5, 2007, by action of the Board of Directors taken pursuant to the Company’s By-Laws, for a term expiring at the Annual Meeting. He has been nominated to stand for re-election at the Annual Meeting to serve a one-year term that will expire at the 2009 Annual Meeting. Please see pages 1 through 4 and page 59 of this Proxy Statement for voting information.

Sir Michael Rake, age 60, has been Chairman of BT Group plc (“BT”), one of the largest communications companies in the world, serving customers in more than 170 countries, since September 2007. Prior to being named Chairman of BT, he was Chairman of KPMG International, one of the world’s leading accounting organizations, with operations in 148 countries and more than 113,000 professionals working in member firms worldwide. After joining KPMG in 1972, he served the company in various capacities in Belgium, Luxembourg, the Middle East and London, and led a number of major global clients’ services teams. He joined the company’s UK Board in 1991, was elected UK Senior Partner in 1998 and named International Chairman in 2002. Sir Michael Rake is Chair of the Commission for Employment and Skills in the UK and a Vice President of the Royal National Institute for the Blind. He sits on the Board of the Financial Reporting Council and is a member of the DTI UK/US Taskforce on Regulation. He is a member of the Board of the TransAtlantic Business Dialogue, a member of the CBI International Advisory Board and the Advisory Board of the Judge Institute at the University of Cambridge. Educated at Wellington College, where he is a Governor, Sir Michael Rake is qualified as a UK chartered accountant. He was knighted in 2007 for his services to the accounting profession. Sir Michael Rake has served as a Director of the Company since December 2007 and is a member of the Audit Committee.

The following three Directors will continue in office until the 2009 Annual Meeting:

James H. Ross, age 69, was Deputy Chairman of National Grid Transco plc, a public UK company with interests in electricity and gas transmission and distribution in the United Kingdom, the United States, Argentina, Zambia and Australia, from 2002 to 2004. Prior to that, Mr. Ross was Chairman of National Grid Group plc from 1999 to 2002. From 1996 to 2002, Mr. Ross was Chairman of The Littlewoods Organisation, a private company in Great Britain operating in the retail home shopping and leisure businesses. Mr. Ross was Chief Executive and Deputy Chairman of Cable & Wireless plc, an international provider of telecommunications services, between 1992 and 1995. He was a Managing Director of British Petroleum plc, which engages in all phases of the petroleum business, from 1991 to 1992, and Chairman and Chief Executive Officer of BP America Inc., a subsidiary of British Petroleum plc, from 1988 to 1992. Mr. Ross is a Director of Prudential plc, Schneider Electric and Datacard Inc. He is also the Chairman of the Leadership Foundation for Higher Education in the United Kingdom. Mr. Ross has served as a Director of the Company since 1989 and is a member of the Audit and Nominating and Corporate Governance Committees.

Kurt L. Schmoke, age 58, has been the Dean of the Howard University School of Law since 2003. Prior to that, he was a partner at the Washington, D.C. based law firm of Wilmer Cutler & Pickering from 2000 through 2002. Mr. Schmoke served three terms as the Mayor of Baltimore from 1987 until 1999. Mr. Schmoke served as the State’s Attorney for Baltimore City from 1982 until 1987. Mr. Schmoke is a Director of Legg Mason, Inc. He is a Trustee of The Carnegie Corporation of New York and Howard Hughes Medical Institute, a private philanthropic group. Mr. Schmoke is also a member of the Council on Foreign Relations. Mr. Schmoke was named to President Jimmy Carter’s domestic policy staff in 1977. Mr. Schmoke has served as a Director of the Company since 2003 and is a member of the Financial Policy and Nominating and Corporate Governance Committees.

Sidney Taurel, age 59, has been Chairman and Chief Executive Officer of Eli Lilly and Company, a pharmaceutical company, since 1999. He was also its President from 1996 through 2005. Mr. Taurel joined Eli Lilly in 1971 and held management positions in the company’s operations in Brazil and Europe before becoming President of Eli Lilly International Corporation in 1986. He was elected a Director of Eli Lilly and Company in 1991, became Executive Vice President in 1993, and President and Chief Operating Officer in 1996. He has served as President and CEO since June 1998, adding the role of Chairman of the Board in January 1999. Mr. Taurel is a Director of IBM. He is a member of The Business Council and The Business Roundtable, and a Director of Pharmaceutical Research and Manufacturers of America. He is a Member of the Board of Overseers of the Columbia Business School, a founder of the International School of Indiana, and a Trustee of the Indianapolis Museum of Art. Mr. Taurel is also a Director of the RCA Tennis Championships. In February 2003, President Bush appointed Mr. Taurel to the President’s Export Council. Mr. Taurel has served as a Director of the Company since 1996 and is Chair of the Compensation Committee and a member of the Executive and Nominating and Corporate Governance Committees.

Class of 2010

The following four Directors will continue in office until the 2010 Annual Meeting:

Pedro Aspe, age 57, has been since 2006 Co-Chairman of the Board of Evercore Partners, Inc., a leading investment banking boutique, and since 1996 Chairman of the Board and Chief Executive Officer of Protego Asesores, S.A. de C.V., a leading investment banking advisory firm in Mexico. From 1996 to 2000, Dr. Aspe was Chairman of the Board of Vector Casa de Bolsa, S.A. de C.V., an investment banking firm in Mexico. Dr. Aspe has been since 1995 a professor at the Instituto Tecnológico Autónomo de México located in Mexico City. Dr. Aspe has held a number of positions with the Mexican government and was the Secretary of Finance and Public Credit of Mexico from 1988 through 1994. Dr. Aspe is a Director of the Carnegie Corporation and of Televisa located in Mexico City. Dr. Aspe is a member of the Advisory Board of Stanford University’s Institute of International Studies and the Visiting Committee of the Department of Economics of MIT. Dr. Aspe also sits on the Advisory Board of Marvin & Palmer. Dr. Aspe has served as a Director of the Company since 1996 and is a member of the Compensation and Financial Policy Committees.

Robert P. McGraw, age 53, has been Chairman and Chief Executive Officer of Averdale International, LLC since 1999. Prior to that, Mr. McGraw was Executive Vice President of the Professional Publishing Group of the Company from 1989 to 1998. He was Executive Vice President of the Healthcare Group from 1987 to 1989, and Group Vice President of that same group from 1985 to 1987. Prior to that, he served in several key positions in the Health Professions Division of the Company: General Manager from 1983 to 1985; Editorial Director from 1982 to 1983; and Editor from 1979 to 1982. He joined the Company in 1976 as a sales representative for McGraw-Hill Higher Education. Mr. McGraw has served as a Director of the Company since 1995 and is a member of the Financial Policy Committee. (a)

Hilda Ochoa-Brillembourg, age 63, is the founder and has been since 1987 the President and Chief Executive Officer of Strategic Investment Group, a group of affiliated investment management firms, and Director of Emerging Markets Investment Corporation and Emerging Markets Management, LLC. From 1976 to 1987, she was Chief Investment Officer of the Pension Investment Division at the World Bank. Prior to joining the World Bank, she served as an independent consultant in the fields of economics and finance, as a lecturer at the Universidad Catolica Andres Bello in Venezuela and as Treasurer of the C.A. Luz Electrica de Venezuela in Caracas. Ms. Ochoa-Brillembourg is a Director of General Mills, Inc., the World Bank/International Monetary Fund Credit Union and the Harvard Management Company, Inc. Ms. Ochoa-Brillembourg is Founding Chair of the Youth Orchestra of the Americas and a Trustee and Executive Committee member of the Washington National Opera. She is Vice Chairman, Group of 50, of the Carnegie Endowment for International Peace. She is also a Trustee and Co-Chair of the National Relations Committee of the National Symphony Orchestra and an Advisory Board member of the Rockefeller Center for Latin American Studies at Harvard University. Ms. Ochoa-Brillembourg has served as a Director of the Company since 2004 and is a member of the Audit and Financial Policy Committees.

Edward B. Rust, Jr., age 57, has been since 1987 Chairman of the Board and Chief Executive Officer of State Farm Insurance Companies, the largest insurer of automobiles and homes in the United States. Mr. Rust was also President of State Farm Insurance Companies from 1985 to 1998, and was re-elected President in 2007. Mr. Rust is a Director of Helmerich & Payne, an oil and gas drilling company, and Caterpillar Inc., a manufacturer of construction and mining equipment. Mr. Rust is a Trustee for Illinois Wesleyan University. Additionally, he was a member of President George W. Bush’s Transition Advisory Team Committee on Education. Mr. Rust is Co-Chairman of The Business Roundtable. Mr. Rust has served as a Director of the Company since 2001 and is Chair of the Audit Committee and a member of the Executive and Compensation Committees.

(a) Messrs. Harold McGraw III and Robert P. McGraw are brothers and the sons of Mr. Harold W. McGraw, Jr.

Corporate Governance Materials

The following corporate governance materials are available and can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations: (i) the Company’s Restated Certificate of Incorporation; (ii) the Company’s By-Laws; (iii) the Company’s Corporate Governance Guidelines; (iv) Board Committee Charters for the Company’s Audit, Compensation, Executive, Financial Policy and Nominating and Corporate Governance Committees; (v) the Code of Business Ethics applicable to all Company employees; (vi) the Code of Ethics applicable to the Company’s Chief Executive Officer and Senior Financial Officers; (vii) the Code of Business Conduct and Ethics for Directors applicable to all the Company’s Directors; and (viii) the Audit Committee’s Policy concerning Employee Complaint Procedures Regarding Accounting and Auditing Matters. A copy of these materials is available to shareholders free of charge on request to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095.

Committees of the Board of Directors

The Company has standing Nominating and Corporate Governance, Audit and Compensation Committees. The Chair of each Committee reports to the full Board as appropriate from time to time. Each Committee has a Charter that is reviewed by the Nominating and Corporate Governance Committee on a regular basis. In addition to these three standing Committees, the Board has an Executive Committee and a Financial Policy Committee. A brief description of the Nominating and Corporate Governance, Audit and Compensation Committees follows.

Nominating and Corporate Governance Committee

The functions performed by the Nominating and Corporate Governance Committee include, among other matters:

•	recommending to the Board the general criteria for selection of Director nominees and evaluating possible candidates to serve on the Board;

•	recommending to the Board appropriate compensation to be paid to Directors;

•	determining whether any material relationship between a non-management Director and the Company might exist that would affect that Director’s status as independent;

•	making recommendations, from time to time, to the Board as to matters of corporate governance and periodically monitoring the Board’s performance; and

•	reviewing with the Board emergency succession plans for the Chief Executive Officer in the event of his death or disability.

Additional information about the Nominating and Corporate Governance Committee follows:

•

The Committee has a Charter which is available and can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations. A copy of the Charter is available to shareholders free of charge on request to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095.

•	All current members of the Committee are independent as defined in the rules of the New York Stock Exchange.

•

The Committee will consider nominees for Director recommended by shareholders. If a shareholder wishes to recommend a candidate for Director, the shareholder should submit a written nomination to the Nominating and Corporate Governance Committee, c/o the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. In general, a shareholder wishing to nominate a Director at an annual meeting must deliver written notice of the nomination to the Company’s Secretary no earlier than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting. The notice must: (a) set forth the name and address of the nominating shareholder, the number of shares owned by such shareholder, and any other information relating to such shareholder that would be required to be disclosed in a Proxy Statement in connection with a contested election for Directors pursuant to Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”); (b) set forth all information relating to the Director nominee that would be required to be disclosed in a Proxy Statement in connection with a contested election for Directors pursuant to Section 14 of the Exchange Act (including such person’s consent to being named as a nominee and to serving as a Director if elected), and a description of all compensation and other material relationships between the nominating shareholder and the Director nominee; and (c) include a completed questionnaire, representation and agreement signed by the Director nominee, copies of which may be obtained from the Company’s Secretary. These requirements are more fully described in the Company’s By-Laws. Copies of the By-Laws are available to shareholders free of charge on request to the Company’s Secretary at the address noted above and can also be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations.

•

The Committee reviews with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the then-current composition of the Board. In addition to qualities of intellect, integrity and judgment, this assessment takes into consideration diversity, background, senior management experience and an understanding of marketing, finance, technology, international business matters, government regulation and public policy. The Committee makes this determination in the context of an assessment of the perceived needs of the Board at that point in time.

•	The Committee evaluates all nominees for Director based on these criteria, including nominees recommended by shareholders.

•	All nominees for Director included on the Company’s proxy card are currently serving as Directors of the Company.

•	The Committee may retain and terminate search firms to identify Director candidates. The Committee has the sole authority to approve the fees and other retention terms of any such firms.

Audit Committee

The Company has an Audit Committee that has been established by the Board of Directors for the purpose of overseeing the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Audit Committee’s duties include, among other matters, assisting the Board’s oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the qualifications and independence of the Company’s independent Registered Public Accounting Firm; and

•	the performance of the Company’s internal and external auditors.

Additional information about the Audit Committee follows:

•	The Audit Committee Report, found on page 21 of this Proxy Statement, summarizes certain important actions of the Committee taken during the Company’s 2007 fiscal year.

•

The Committee has a Charter which is available and can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations. A copy of the Charter is also available to shareholders free of charge on request to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095.

•

All current members of the Committee are independent as defined in the rules of the New York Stock Exchange. In addition, all current members of the Committee are independent as defined by the following additional SEC independence criteria applicable to Audit Committee members:

•	No Audit Committee member may accept directly or indirectly any consulting, advisory or other compensatory fee from the Company.

•	No Audit Committee member may be an affiliated person of the Company.

•

The Board has determined that all members of the Audit Committee qualify as “financial experts” as defined in the rules of the SEC and the New York Stock Exchange. There is a brief listing of the qualifications of the Committee members in their respective biographies found on pages 9, 11 and 13 of this Proxy Statement. As noted above, the Board has determined that all of the Audit Committee’s “financial experts” are independent of the Company and its management.

Compensation Committee

The Compensation Committee’s duties include, among other matters:

•	establishing an overall total compensation philosophy for the Company;

•	establishing and approving the compensation to be paid to the Company’s senior management;

•	administering the Company’s incentive compensation plans; and

•

establishing performance objectives and approving awards and payments in connection with the Company’s incentive compensation plans to ensure consistency with the Company’s financial and strategic plans and objectives.

Additional information about the Compensation Committee follows:

•	All current members of the Committee are independent as defined in the rules of the New York Stock Exchange.

•

The Committee has a Charter which is available and can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations. A copy of the Charter is also available to shareholders free of charge on request to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095.

Processes and Procedures for Determining Executive and Director Compensation

Processes and Procedures for Determining Executive Compensation. The Compensation Committee is composed of six Directors, all of whom meet the independence requirements of the New York Stock Exchange. The Board of Directors appoints the Committee Chair and determines the composition of the Committee members.

The Committee is responsible for approving all matters concerning the Company’s total compensation philosophy, including the conducting of periodic reviews of the philosophy to ensure it supports the Committee’s objectives and shareholder interests. The Committee is responsible for administering and interpreting the Key Executive Short-Term Incentive Compensation Plan, the Employee Stock Incentive Plans and all other compensation and benefits plans in which the Company’s senior management participate.

The Committee has sole authority to retain and terminate all external consultants and to commission surveys or analyses that it determines necessary to fulfill its responsibilities. Additionally, the Committee has sole authority to approve the fees of the external consultants. The Committee utilizes the services of Frederic W. Cook & Co. as its external compensation advisor for all matters concerning the Company’s senior management compensation programs. Frederic W. Cook & Co. works solely for the Committee. It provides no other executive compensation consulting or other services to the Company or its management. Frederic W. Cook & Co. works in cooperation with Company management on matters that come before the Committee but always in its capacity as the Committee’s independent advisor and representative. The Committee has entered into a consulting agreement with Frederic W. Cook & Co. that specifies the nature and scope of its responsibilities, which include: (1) reviewing Committee agendas and supporting materials in advance of each meeting, and raising questions or issues with management and the Committee Chair as appropriate; (2) at the Committee’s instigation, working with management on major proposals in advance of finalization by, and presentation to, the Committee; (3) reviewing drafts of the Company’s Compensation Discussion and Analysis and the Compensation Committee Report and related tables for inclusion in the Company’s Proxy Statement each year; (4) evaluating the chosen compensation peer group and survey data for competitive comparisons; (5) reviewing comparative data on the compensation of the Chief Executive Officer and providing independent review and recommendations on the Chief Executive Officer’s compensation to the Committee Chair; and (6) proactively advising the Committee on best practices for Board governance of executive compensation.

The Committee annually reviews and approves the corporate goals and objectives for the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, establishes the Chief

Executive Officer’s total compensation and refers its recommendations to the independent Directors of the Board of Directors for ratification.

The Committee annually reviews and approves the individual compensation actions for the direct reports to the Chief Executive Officer and for approximately 30 other senior executives. Below this level, the Committee approves the overall design of the total executive compensation program and delegates the discretion to approve individual compensation decisions to the Chief Executive Officer. The other named executive officers recommend compensation actions for the senior executives in their organizations and these compensation actions are then approved by the Chief Executive Officer.

Processes and Procedures for Determining Director Compensation. The Nominating and Corporate Governance Committee is comprised of four Directors, all of whom meet the independence requirements of the New York Stock Exchange. The Board of Directors appoints the Committee Chair and determines which Directors serve on the Committee.

The Committee is solely responsible for determining all matters concerning compensation for the independent members of the Board. It is not authorized to delegate its authority to determine Director compensation. All compensation recommendations by the Committee are submitted to the full Board for review and approval. Directors who are employees of the Company do not receive any compensation for their Board services.

The Committee has sole authority to directly retain external consultants and to commission surveys or analyses that it determines necessary to fulfill its responsibilities.

Executive officers play no role in determining the amount or form of Director compensation. The Committee annually reviews the competitiveness of the Company’s Director compensation using survey data covering U.S. public companies in the publishing, information and media, and financial industries as well as data on similarly sized U.S. public companies from general industry.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis found on pages 24 through 35 of this Proxy Statement, and based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

The foregoing report has been furnished on behalf of the Board of Directors by the members of its Compensation Committee.

Sidney Taurel (Chairman)

Pedro Aspe

Sir Winfried Bischoff

Douglas N. Daft

Linda Koch Lorimer

Edward B. Rust, Jr.

Membership and Meetings of the Board and Its Committees

In 2007, no Director attended fewer than 75 percent of the aggregate of the total number of meetings of the Board and the Committees on which he or she served. Current Committee membership and the number of meetings of the full Board and each Committee held during 2007 are shown in the table below.

	Board	Audit	Compensation	Executive	Financial Policy	Nominating & Corporate Governance
Pedro Aspe	Member		Member		Member
Sir Winfried Bischoff	Member		Member	Member	Chair
Douglas N. Daft	Member	Member	Member
Linda Koch Lorimer	Member		Member	Member		Chair
Harold McGraw III	Chair			Chair
Robert P. McGraw	Member				Member
Hilda Ochoa-Brillembourg	Member	Member			Member
Sir Michael Rake	Member	Member
James H. Ross	Member	Member				Member
Edward B. Rust, Jr.	Member	Chair	Member	Member
Kurt L. Schmoke	Member				Member	Member
Sidney Taurel	Member		Chair	Member		Member
Number of 2007 Meetings	8	9	7	0	5	6

In 2007, the non-management Directors met in executive sessions twice without any member of management present. Mr. Robert P. McGraw, who is not an independent Director as defined in the rules of the New York Stock Exchange due to his familial relationship with Mr. Harold McGraw III, the Company’s Chairman, President and Chief Executive Officer, was not present at one of these non-management Director executive sessions.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation Committee.

Indemnification

Each Director and certain of our executive officers have entered into an indemnification agreement with the Company which provides indemnification for judgments and amounts paid in settlement and related expenses to the fullest extent permitted under the applicable provisions of the New York Business Corporation Law. This indemnification will be reduced to the extent that a Director or executive officer is indemnified by the Company’s Directors’ and Officers’ liability insurance. The Company has for many years carried Directors’ and Officers’ liability insurance coverage. The Company’s current insurance coverage was purchased for the period December 31, 2006 to May 15, 2008 for a premium of approximately $2,700,000. The Company has purchased this coverage from National Union Fire Insurance Company of Pittsburgh, PA; Federal Insurance Company; Great American Insurance Companies; and Liberty Mutual Insurance Co. This coverage, subject to a number of standard exclusions and certain deductibles, indemnifies the Directors and officers of the Company and its subsidiaries for liabilities or losses incurred in the performance of their duties up to an aggregate sum of $100,000,000. No sums have been paid under this coverage to the Company or any Directors or officers nor have any claims for reimbursement been made under this policy.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. All of the members of the Committee are independent Directors in accordance with the listing standards of the New York Stock Exchange. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Board has adopted a written Charter for the Audit Committee.

In this context, the Committee has met and held discussions with management and the Company’s independent Registered Public Accounting Firm. Management represented to the Committee that it is responsible for the financial reporting process, including the system of internal controls, for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and for the report on the Company’s internal controls over financial reporting. The Committee has reviewed and discussed the consolidated financial statements with management and the Company’s independent Registered Public Accounting Firm, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee also discussed with management the process used to support the certifications required by the Sarbanes-Oxley Act of 2002 and to support management’s annual report on the Company’s internal controls over financial reporting. The Committee discussed with the independent Registered Public Accounting Firm matters required to be discussed by Statement on Auditing Standards No. 61 as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board (PCAOB), other standards of the PCAOB, rules of the Securities and Exchange Commission, and other applicable regulations.

In addition, the Committee has reviewed and discussed with the Company’s independent Registered Public Accounting Firm the firm’s independence from the Company and its management. The Audit Committee received from the independent Registered Public Accounting Firm the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as adopted by the PCAOB.

The Committee has also considered whether the provision of services by the Company’s independent Registered Public Accounting Firm, Ernst & Young LLP, not related to the audit of the financial statements referred to above, is compatible with maintaining Ernst & Young LLP’s independence.

The Committee discussed with the Company’s internal auditors and independent Registered Public Accounting Firm the overall scope and plans for their respective audits. The Committee met with the internal auditors and independent Registered Public Accounting Firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to shareholder ratification, the selection of Ernst & Young LLP as the Company’s independent Registered Public Accounting Firm for 2008.

Edward B. Rust, Jr. (Chairman)
Douglas N. Daft
Hilda Ochoa-Brillembourg
Sir Michael Rake
James H. Ross

Transactions With Related Persons

Under SEC rules, we are required to disclose material transactions with the Company in which “related persons” have a direct or indirect material interest. Related persons include any Director, nominee for Director, executive officer of the Company, any immediate family members of such persons, and any persons known by the Company to be beneficial owners of more than five percent of the Company’s voting securities. The term “transaction” is broadly defined under SEC rules to include any financial transaction, arrangement or relationship, including any indebtedness transaction or guarantee of indebtedness.

Based on information available to us and provided to us by our Directors and executive officers and other than the Aircraft Time Sharing Agreement referred to below, we do not believe that there were any such material transactions in effect since January 1, 2007, or any such material transactions proposed to be entered into during 2008.

As noted on page 39 of this Proxy Statement, for security reasons, Mr. Harold McGraw III is required to use Company provided aircraft for all air travel. When using Company provided aircraft for personal travel, Mr. McGraw is required to reimburse the Company for the equivalent of first class commercial airfare for himself and for each passenger traveling with him. Mr. McGraw and the Company have entered into an Aircraft Time Sharing Agreement, dated as of September 15, 2004, which provides for such reimbursement. The Compensation Committee of the Company’s Board of Directors has approved this Agreement. During 2007, Mr. McGraw made payments of $90,692 under this Agreement.

The Company’s Board of Directors has adopted a written policy that requires the Board’s Nominating and Corporate Governance Committee to

review and approve any related party transactions. At each calendar year’s first regularly scheduled meeting of the Nominating and Corporate Governance Committee, management is required to present to the Committee specific information with respect to any such transaction expected to be entered into or continued during that calendar year. After reviewing this information, the Committee will approve such transaction only if the following two conditions are met: (1) the transaction must be in the best interests (or not inconsistent with the best interests) of the Company and its shareholders; and (2) the transaction must be entered into by the Company on terms that are comparable to those that would be obtained in an arm’s length transaction with an unrelated third party. If any additional related party transactions are proposed to be entered into subsequent to the Committee’s first calendar year meeting, management is required to present such transactions to the Committee for approval or ratification at a subsequent meeting of the Committee.

EXECUTIVE COMPENSATION

This section contains information on various aspects of compensation of the Company’s executives. In particular, it contains information regarding the cash and equity compensation of the “named executive officers”. The named executive officers of the Company include the Chief Executive Officer (“CEO”), Mr. Harold McGraw III, and the Chief Financial Officer (“CFO”), Mr. Robert J. Bahash. The named executive officers also include the Company’s three most highly compensated executive officers other than the CEO and CFO who were serving as executive officers at the end of the Company’s last completed fiscal year, which ended on December 31, 2007.

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors oversees our compensation program for senior executives and administers certain aspects of the program. Information about the Compensation Committee and its members can be found on pages 9 through 13 and 16 through 19 of this Proxy Statement.

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program and the basis for the compensation paid to our named executive officers for 2007.

What Are Our Main Compensation Objectives?

The main objectives of our executive compensation program are as follows:

•	To enable us to hire and retain high caliber executive talent;

•	To provide appropriate incentives for both individual and business performance;

•	To build value for shareholders by linking a significant portion of compensation to Company performance; and

•	To encourage the acquisition of a significant ownership stake in the Company.

What Are the Core Principles and Practices We Use to Implement Our Executive Compensation Program?

We use the following core principles and practices to set the pay of our named executive officers:

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Our Compensation Committee reviews competitive market data and individual and corporate performance results in setting the compensation level for our CEO. Our CEO uses a similar process in formulating his recommendation to the Compensation Committee for the compensation levels for the other named executive officers.

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Our Compensation Committee uses an independent external compensation adviser, Frederic W. Cook & Co., which reports directly to the Committee Chairman in overseeing our compensation program and in setting the compensation level for the CEO. Frederic W. Cook & Co. reviews materials developed for each Committee meeting, provides comments to the Chair, and attends Committee meetings as needed. Frederic W. Cook & Co. conducts studies of compensation issues of concern to the Committee as requested and is permitted to assist management in the development of materials for Committee meetings, if approved by the Chair. Frederic W. Cook & Co. only performs services for the Committee and does no other work for the Company.

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For each of our named executive officers other than the CEO, we emphasize a “pool approach” for both annual cash incentives and long-term equity incentive awards. This pool approach is discussed in more detail below.

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We use both subjective and objective measures of performance in setting compensation levels. The primary objective measure that we use is growth in earnings per share. The subjective measures that we use are discussed in more detail below.

•	We strive to make the incentive compensation paid to our named executive officers deductible under Section 162(m) of the Internal Revenue Code.

•	We consider shareholder dilution and accounting expense in determining the amount and type of equity awards.

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We do not offer individual employment agreements to the named executive officers and, except for a legacy supplemental retirement program covering our present CEO and CFO, we do not provide special retirement arrangements for our named executive officers.

•	We encourage and monitor equity ownership by management but do not impose formal stock ownership guidelines given the significant equity ownership by our management.

What Are the Elements of Our Executive Compensation Program?

Our executive compensation program for our named executive officers consists of the following elements:

•	Base salary;

•	Annual cash incentives under our Key Executive Short-Term Incentive Compensation Plan;

•	Stock-based long-term incentives (Restricted Performance Shares and stock options) under our 2002 Stock Incentive Plan;

•	Retirement and other post-employment benefits under our tax-qualified and nonqualified retirement plans and our Senior Executive Severance Plan;

•	Health and welfare benefits under our group benefit plans and supplemental death and disability plans; and

•	Limited perquisites and other fringe benefits.

How Do We Use Market Data in Setting Compensation Levels?

In order to ensure that our salary ranges and incentive grant guidelines are aligned with general market practices, we use market data as reference points for competitive compensation paid in the external market place. In general, we design our executive compensation program to pay median levels of compensation for target levels of achievement, to pay below median for achievement below target, and to pay third quartile or above compensation for significantly higher levels of achievement versus target goals.

For purposes of setting the compensation of the named executive officers, a review is made of a third-party consultant survey of base salaries, annual incentive payments and equity awards within the publishing, information and media industries. For 2007, a total of 42 companies participated in the survey. For confidentiality reasons, the survey data provided to us by our third-party consultant does not identify the specific companies that reported compensation for each position.

Additionally, for purposes of setting the compensation of our CEO, CFO and General Counsel, a review is also made of the base salaries and annual and long-term incentive payments publicly reported by the companies included in the S&P 500 Financial Services Sector, a total of 93 companies for 2007.

How Do We Link Our Executives' Compensation to Our Performance?

A significant portion of the compensation paid to our named executive officers is aligned closely with shareholder interests since it is payable in equity and based on growth in earnings per share. Approximately 80% of our CEO’s 2007 compensation opportunity was variable with the payment or value of the awards subject to the achievement of an annual double-digit earnings per share growth goal for the cash bonus opportunity; achievement of a three-year earnings per share growth goal for the Restricted Performance Share award; and, in the case of stock option grants, future increases in the Company’s stock price. For the other named executive officers, the variable percentages of 2007 compensation opportunities ranged from 67% to 71%. We believe that this incentive design provides strong motivation to focus on creating shareholder value.

What Compensation Did We Award to Our Named Executive Officers in 2006 and 2007?

The table below shows the 2006 and 2007 compensation amounts, including base salary, annual incentive payments and the value of the long-term incentive equity based awards for the named executive officers, as approved by the Compensation Committee. Not all of the amounts in this table coincide with amounts reported in the Summary Compensation Table on page 36 of this Proxy Statement.

2006-2007 Compensation

	2006 Compensation				2007 Compensation
Name	Salary	Annual Incentive Payment	Long-Term Incentive Award Value	Total	Salary	Annual Incentive Payment	Long-Term Incentive Award Value	Total	% Change 2007 Total vs. 2006 Total
H. McGraw III	$1,242,000	$1,938,000	$4,404,000	$7,584,000	$1,300,000	$2,000,000	$4,540,000	$7,840,000	3.4%
R. J. Bahash	$826,000	$1,100,000	$1,414,400	$3,340,400	$875,600	$1,155,000	$1,499,300	$3,529,900	5.7%
D. L. Murphy	$593,000	$790,000	$873,000	$2,256,000	$619,700	$821,600	$908,000	$2,349,300	4.1%
K. M. Vittor	$510,500	$525,000	$794,500	$1,830,000	$533,500	$546,000	$826,300	$1,905,800	4.1%
P. C. Davis(1)					$500,000	$650,000	$700,000	$1,850,000

(1)	Mr. Davis joined the Company in November 2006 and did not participate in the 2006 Annual and Long-Term Incentive Programs.

What Individual Performance Factors Did We Apply for 2007?

With respect to the CEO, the following summarizes the specific performance factors that the Compensation Committee considered in determining compensation actions based on 2007 performance for purposes of his 2007 annual incentive payment, his 2008 base salary and his 2008 long-term incentive awards.

Harold McGraw III, Chairman, President and Chief Executive Officer:

•	Led the Company to strong full year results:

•	Reported 2007 diluted EPS grew by 22.5% over 2006;

•	Revenue grew by 8.3% over 2006;

•	Reported net income grew by 14.9% over 2006;

•	Initiated and directed comprehensive review of corporate business portfolio and planning for future business opportunities, including investment in digital media and global expansion;

•	Sponsored and directly engaged in a business process management initiative companywide to identify productivity opportunities and drive margin expansion;

•	Demonstrated strong personal commitment to leadership and development of high potential employees and broad based talent development initiatives; and

•	Promoted Company reputation by performing highly visible roles as Chairman of The Business Roundtable and Chairman of the Emergency Committee for American Trade.

With respect to the named executive officers reporting to the CEO, the following summarizes the specific performance factors considered in determining compensation actions based on their individual 2007 performance in addition to the Company’s 2007 financial performance referred to above for purposes of their 2007 annual incentive payment, their 2008 base salary and their 2008 long-term incentive awards.

Robert J. Bahash, Executive Vice President and Chief Financial Officer:

•	Enhanced efficiencies in corporate information management and reduced unit costs;

•	Created a global technology infrastructure to enable the introduction of new revenue generating digital products;

•	Realized significant savings by selecting high quality/low cost suppliers in India, China and Latin America; and

•	Increased accuracy of cash flow forecasting models to improve cash management efficiency.

David Murphy, Executive Vice President, Human Resources:

•	Launched upgraded human resource, payroll and benefits systems and global managerial and employee self-service applications;

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Continued strong focus on global talent development initiatives including Key Leadership Education, Talent Councils, Accelerated Development Programs, Women’s High Potential Initiative and Diversity commitment;

•	Provided strategic leadership direction to Global Real Estate and Facilities development needs; and

•	Launched web based on demand learning management system providing enhanced development opportunities for our global workforce.

Kenneth M. Vittor, Executive Vice President and General Counsel:

•	Led the Company’s response to Credit Rating Agency Reform Act and SEC Oversight Rules;

•	Led the Company’s responses to significant litigation matters;

•	Coordinated the Company’s initiatives and responses concerning corporate governance; and

•	Led the Company’s initiatives on global security and crisis management.

Peter Davis, Executive Vice President, Global Strategy:

•	Developed a comprehensive portfolio review for each of the Company’s businesses;

•	Identified growth opportunities in several adjacent markets, including new business models;

•	Developed a framework for expansion of new domestic and international business opportunities; and

•	Completed key acquisition and divestiture activities and identified potential future transactions.

How Do We Set Base Salaries?

The base salaries of our named executive officers are reviewed on an annual basis with median marketplace compensation survey data for comparable positions. Increases to base salary are based on an assessment of the executives’ individual performance evaluated under our Performance Management Process, and the increase guidelines established for merit increases.

We use a global Performance Management Process that measures performance against goals, behaviors and competencies to determine individual performance ratings. Those rated at lower levels are not eligible for base salary increases or annual incentive payments unless and until performance improves to meet their manager’s expectations.

The base salary increases for our CEO and our other named executive officers are effective on January 1 of each year. The Compensation Committee evaluates the performance of our CEO and reports its findings and recommendations to the independent members of the Board of Directors in executive session each December. Base salary merit increases for our other named executive officers are recommended annually by the CEO and are reviewed and approved by the Compensation Committee.

In formulating his base salary recommendations for our other named executive officers for the following year, the CEO reviews the named executive officers’ current year base salary, individual achievements and contributions, financial results, the competitive market data described above and his expectations for the named executive officers for the year. The criteria used to evaluate financial performance include, among other things, our earnings per share growth, net income growth and revenue growth. The CEO makes his recommendations for adjustments to the other named executive officers’ base salaries for the following year based on this assessment and the annual base salary merit increase guidelines that are established by the Compensation Committee for the following year. For 2007 and 2008, the merit budget for Corporate employees was set at 3.6% of the prior year’s annual base salaries. The individual guidelines for our named executive officers were in a range between 0 and 10%.

Independently, the Compensation Committee determines the CEO’s annual base salary adjustment for each year. These decisions are made in executive session with input from Frederic W. Cook & Co. The CEO position is not included in the salary bands that cover other senior executives. Instead, the Compensation Committee establishes his base salary so that, together with his target annual incentive and stock-based awards, his compensation is competitive in total against market reference points for the publishing, information, media and financial services industries, taking into account differences in pay mix and his individual performance for the applicable year.

Based on the individual achievements described above and in recognition of their leadership and expertise in their respective areas of responsibility, our named executive officers were granted salary increases for 2008. The amount of each executive's increase for 2008 was generally consistent with the increases the executive received in 2007, but adjusted downward in recognition of the challenging 2008 economic environment.

The base salary increases approved for 2008 and the percentage change from 2007 base salary are set forth in the following table:

2008 Salary

Name	$	% Increase 2008 vs. 2007
H. McGraw III	$1,350,000	3.8%
R. Bahash	$919,000	5.0%
D. Murphy	$644,500	4.0%
K. Vittor	$554,800	4.0%
P. Davis	$530,000	6.0%

The larger amount of Mr. Bahash’s increase reflected his outstanding skills and knowledge applied in positively influencing critical business decisions across all operations of the organization. The larger amount of Mr. Davis' increase reflected his highly effective work on developing business strategies. Each named executive officer's 2006 and 2007 base salaries are shown in the 2006-2007 Compensation table on page 26 of this Proxy Statement.

How Do We Set Annual Incentives?

For Named Executive Officers Other Than the CEO. Our annual bonus program has an incentive pool design for each of the named executive officers other than our CEO. The amount of our incentive pool for Corporate employees, which include the named executive officers, is approved at the start of each year by the Compensation Committee, and increases or decreases based on the achievement of earnings per share growth goals established by the Compensation Committee. The size of the incentive pool is updated each year by adjusting the prior year’s pool for changes in participant headcount and the average of the base salary merit increase budgets set for the upcoming year, which for 2007 and 2008 was 3.6%.

Consistent with our practice since 2001, the 2007 goal was a double-digit growth target that paid 100% of the pool dollars for the achievement of 10% growth in earnings per share. The pool was earned on a straight line basis from 0% to 100% for growth between 0% and 10%; each 1% growth in earnings per share funds 10% of the target pool. Further, the incentive pool can exceed 100% payment for earnings per share growth in excess of 10%; each 1% growth in earnings per share above 10% funds an additional 20% of the pool up to a maximum of 200% for 15% or greater growth over the prior year. The funding mechanism for the pool is designed to result in a proportionately larger pool for earnings per share growth in excess of 10%, in order to reflect the efforts required by senior executives to achieve earnings growth at these levels.

The funding schedule for the incentive pool is summarized as follows:

Growth	Pool Funding
0% 5% 7% 10% 11% 13% 15% and above	0 50 70 100 120 160 200	% % % % % % %

In addition, for each year, we establish a definition of earnings per share to be used for determining the achievement of diluted earnings per share growth goals. We exclude an identified item from the definition of earnings per share if it represents a non-recurring item that does not have an effect on our ongoing operations. For the 2006 and 2007 performance years, earnings per share were defined as diluted earnings per share as shown on the Consolidated Statement of Income in the Company’s Annual Report adjusted, at the discretion of the Committee, to exclude all or a portion of the positive or negative effects of the following items: (1) discontinued operations, (2) extraordinary items and any other unusual or non-recurring items, including restructurings, (3) changes in accounting principles, (4) acquisitions or divestitures, (5) changes in federal corporate tax rates, and (6) any other item of gain or loss as determined by the Committee.

The 2007 reported diluted earnings per share of $2.94 was adjusted to exclude the $0.03 gain on the sale of the mutual funds data business and to exclude a one-time restructuring charge of $0.08 for employee severance costs resulting in adjusted 2007 earnings per share of $2.99. This reflected 19.6% growth over 2006 earnings per share (as adjusted to exclude charges for restructuring and the elimination of our restoration option program totaling $0.10) and exceeded the maximum growth goal of 15% established by the Committee at the start of the year. As a result, the Compensation Committee determined that the 2007 Corporate incentive pool funded at 200%. The adjustments made in 2007 did not cause more executives to qualify for bonuses, and they did not increase the aggregate amount paid by the Company.

Taking into account the actual incentive payment for 2006 for each of the named executive officers and the percentage funding level of the 2006 incentive pool and the performance factors for such officer for 2007, as set forth on pages 26 and 27 of this Proxy Statement, the named executive officers’ demonstrated leadership in their respective areas of responsibility and the 200% funding level of the 2007 incentive pool, Mr. McGraw recommended, and the Compensation Committee approved, annual incentive pay-ments of $1,155,000 for Mr. Bahash, $821,600 for Mr. Murphy, $546,000 for Mr. Vittor and $650,000 for Mr. Davis. Except for Mr. Davis, the amount of the payment for each named executive officer was determined by increasing the executive’s payment for 2006 by the same percentage as the base salary increase awarded to the executive in 2008. The amount approved for Mr. Davis, who was not eligible for an annual incentive payment in 2006, reflected Mr. McGraw’s assessment of Mr. Davis’ significant contributions to the Company in 2007 in developing business strategies. These payments are included in the Summary Compensation Table on page 36 of this Proxy Statement.

For the CEO. Each December the Compensation Committee determines the CEO’s target annual incentive in executive session for the following year. The target for 2007 (which was set in December 2006) was $1,040,000 and the target for 2008 (which was set in December 2007) is $1,080,000. The CEO position is not included in the incentive pools that cover other senior executives. Instead, the Compensation Committee establishes his target annual incentive, together with his base salary and equity grants, to be competitive in total against market reference points and other relevant factors as described above. The Committee establishes this annual incentive target for the CEO in consultation with Frederic W. Cook & Co.

The amount of Mr. McGraw's annual incentive payment for 2007 was $2,000,000. The payment was determined based on Mr. McGraw’s demonstrated 2007 performance and leadership and the achievement of 2007 earnings per share growth in excess of 15%. This payment is included in the Summary Compensation Table on page 36 of this Proxy Statement.

For purposes of Mr. McGraw’s target annual incentive opportunity for the 2008 Plan Year, recognizing the widely forecasted difficult economic challenges in 2008 and the need for highly effective and innovative business leadership in this environment, the Committee increased Mr. McGraw’s target annual incentive by 3.8% over his 2007 target incentive opportunity. The amount of the increase was generally in line with the overall merit increase budgeted for corporate employees, and was equal to Mr. McGraw's 2008 base salary increase described above.

How Do We Determine the Amount and Type of Our Long-Term Stock-Based Incentives?

Long-term equity incentives for our named executive officers’ compensation consist of annual awards of Restricted Performance Shares (“RPS”) and stock options. These awards promote executive share ownership and, in the case of the RPS awards, provide additional performance incentives based on three-year growth in earnings per share.

As noted above, at the end of each year, the CEO reviews individual performance factors in developing his compensation recommendations for the named executive officers for the following year. Individual long-term incentive payments from preceding years are not used as factors in determining recommendations for the long-term compensation opportunity for an upcoming year. The CEO then reviews his recommendations with the Compensation Committee for approval.

Also, each December, as with base salary and the annual bonus target, the Committee determines, in executive session, the CEO’s long-term equity grant for the following year. The CEO position is not included in the incentive pools that cover other senior executives. Instead, the Compensation Committee establishes his stock-based awards, together with base salary and target annual incentive, to be competitive in total against market reference points in light of the CEO’s performance for the applicable year.

Beginning in 2006, we changed the mix of our long-term equity incentives to place greater emphasis on RPS awards. We made this change to reduce the number of shares granted annually and to recognize the impact of the SFAS 123(R) accounting regulations that require the expensing of stock option shares. We believe that our combined grants of options and RPS awards provide an appropriate balance between risk and potential reward and act as effective retention tools for superior performers.

The 2007 and 2008 stock award mix guidelines, based on award value as of the grant date, were as follows:

CEO	Options	67%	RPS	33%
Other Named Executive Officers	Options	50%	RPS	50%

We believe that the CEO should have a greater portion of long-term incentive compensation tied to stock options to provide greater upside and downside leverage based on share price performance. If our share price performance fails to result in an increase in the value delivered to our shareholders, we believe the equity gains realized by the CEO should have greater alignment with this outcome than the other named executive officers.

The 2007 and 2008 long-term incentive award dollar value pools were established by increasing the prior year’s pool values to reflect (1) equity grant practices reported by the companies participating in the market surveys referred to above, (2) increases in annual merit budgets of 3.6% for 2007 and 2008, and (3) adjustments for new hires and promotions. The increase for the Corporate equity pool for both years was 6.0%.

The 2008 stock award values were approved by the Committee at its December 2007 meeting. The 2008 award price will be established on April 1, 2008 based on the closing stock price on the NYSE, which is the first business day of April, and the date we grant annual stock awards.

Dollar awards from the equity pool are converted to share awards using the stock award mix guidelines, the fair market value of the Company’s common stock on the grant date to determine the number of RPS award shares, and the stock option’s “fair value” on the grant date using a lattice-based stock option pricing model to determine the number of option award shares.

Based on this process, we determined the 2008 long-term equity incentives for each of our named executive officers as set forth in the table below:

2008 Long-Term Incentive

Award Value

Name	$	% Increase 2008 vs. 2007
H. McGraw III	$4,710,000	3.7%
R. Bahash	$1,582,000	5.5%
D. Murphy	$949,000	4.5%
K. Vittor	$863,000	4.5%
P. Davis	$770,000	10.0%

In general, the amounts of the 2008 increase were consistent with those awarded in prior years. The amount of the 2008 increase approved for Mr. Davis reflects the importance of his strategic role to the long-term success of the Company and his strong performance during 2007. In the case of the other named executive officers, the individual performance factors set forth on pages 26 and 27 of this Proxy Statement were taken into account in determining whether to grant an increase to each executive in 2008. The amounts shown in the table resulted from a balancing of these factors, as well as consideration of the difficult economic environment and the business challenges that are anticipated in 2008. The amount of the equity award increases was generally higher than the increases in annual incentive payments described above in order to provide additional incentive for the executives to focus on the long-term objectives of the Company’s business.

How Are the RPS Awards Designed?

RPS awards are granted annually and vest at the end of a three-year award cycle based on achievement of cumulative compound annual growth in diluted earnings per share above the adjusted earnings per share for the year before the award cycle (i.e., the base year). Awards are subject to forfeiture if the minimum performance goal does not exceed 5% cumulative compound annual growth during the award cycle. Each 1% of growth above 5% equals 20% vesting with 100% vesting for target achievement of 10% cumulative compound annual growth as established by the Compensation Committee. Additional shares are earned for above-target growth, up to a maximum of 200% of the shares awarded for achievement at or above 15% cumulative compound growth in earnings per share.

The payment schedule for the RPS awards is summarized as follows:

Three-Year Cumulative Compound EPS Growth	Award Payment
5% and below	0%
7%	40%
10%	100%
11%	120%
13%	160%
15% and above	200%

For purposes of determining achievement of earnings per share growth under the 2005 awards that matured on December 31, 2007, the Compensation Committee adjusted 2007 diluted earnings per share as described for the annual bonus awards above and made an additional adjustment to exclude stock compensation expense of $0.11 recognized under SFAS 123(R). This stock-based compensation expense was not included in the original three-year earnings per share growth goal established by the Committee in early 2005, which was prior to the January 1, 2006 effective date of SFAS 123(R). Excluding the impact of this expense puts the 2007 earnings per share on the same basis as the goal.

Adjusted 2007 earnings per share plus the adjusted earnings per share for the years 2006 and 2005 totaled $8.002. This exceeded the maximum three-year earnings per share goal of $7.621 established by the Committee at the start of the 2005 fiscal year, and resulted in the 200% maximum payment for the award.

The Company previously awarded RPS in 2005, for the 2005-2007 award cycle, in 2006, for the 2006-2008 award cycle, and in 2007, for the 2007-2009 award cycle, as described below. In addition, as previously described, the Compensation Committee approved a new RPS award covering the 2008-2010 award cycle earlier this year using the same double-digit earnings per share growth performance goals described above.

How Are Our Stock Option Grants Designed?

Stock options are granted annually and provide the right to purchase shares of our common stock at the grant date fair market value of the shares. Options are intended to directly link the executive’s compensation to value creation for shareholders. Options have a ten-year term and vest in equal annual installments over a two-year period.

The named executive officers’ awards for 2008 were approved by the Compensation Committee in December 2007 using the same RPS and stock option award mix as their awards for 2007. The 2008 awards will be made on April 1, 2008, based on the closing price of our common stock on that date.

What Impact Do the Accounting Rules Have on the Type of Equity Awards We Make?

As noted above, we consider the impact of SFAS 123(R) on the type and mix of our equity awards. Under the new accounting standard, RPS awards are recorded using fixed award date accounting and the expense associated with the awards may be reversed if they are not earned in accordance with the performance goals established for each award. Further, we expect that our increased use of RPS awards and reduced stock option grants should result in reduced future dilution levels, as we anticipate that fewer total shares will be issued pursuant to annual awards.

Prior to the implementation of SFAS 123(R) in 2006, and the more favorable accounting treatment under the statement for RPS, the Company awarded a higher proportion of stock options (85% stock options in the case of the CEO and approximately 65% stock options in the case of the other named executive officers).

How Do We Determine the Timing of Our Equity Grants?

Under our annual equity grant procedures established in 2001, we set the first business day of April each year as the award date for equity awards to all our executives, including the named executive officers. This award date was selected to align with the common base salary increase review date used by the Company for all employee base salary increases, except those made to the approximately top 30 executives on January 1 of each year. Given the large number of employees receiving stock-based awards, it was determined that adopting a universal, annual award date following the Company’s employee performance review process would enable us to complete the employee performance reviews, communicate to employees, and use a common stock grant price and award date common to all participants.

How Does Section 162(m) Affect Our Executives’ Compensation and Why?

Section 162(m) of the Internal Revenue Code limits the amount of compensation paid to each named executive officer that may be deducted by the Company to $1 million in any year, unless the compensation qualifies as “performance-based”. Our annual cash bonuses and long-term incentive compensation are intended to meet the requirements for performance-based compensation and be fully deductible. However, we do not have a policy requiring that all compensation be deductible. In 2007, approximately $356,000 of the compensation paid to the CEO was not deductible by the Company. It was comprised of the portion of the CEO’s base salary above $1 million, payments of dividend equivalents made on outstanding unearned RPS and imputed income on Company-provided perquisites. None of the other named executive officers earned non-deductible compensation in 2007.

How Do We Encourage a Significant Ownership Stake in the Company?

We are committed to ensuring that our executive officers have a significant ownership stake in order to strengthen the alignment of our executives’ interests with those of our shareholders.

As noted above, a significant portion of the annual compensation for our named executive officers is composed of stock-based incentive compensation consisting of RPS and stock options. For 2007, stock-based compensation components for the CEO represent approximately 66% of total compensation shown on page 36, while the stock-based compensation components for the other named executives range between 41% and 52% of total compensation.

The direct stock ownership and the dollar value of these owned shares for the named executive officers are shown on the accompanying table along with the value of the owned shares expressed as a multiple of each executive’s base salary. According to data provided by Frederic W. Cook & Co. for companies that have executive stock ownership guidelines, the median ownership guideline for CEOs is approximately five times base salary and, for the other named executive officers, ownership guidelines are generally two or three times base salary.

In view of the significant ownership interest held by our named executive officers other than Mr. Davis, we have not established formal stock ownership guidelines for our executive officers. Mr. Davis is relatively new to the Company and his current position and will begin showing increased ownership in future years, including interests acquired under our long-term incentive program.

At the close of 2007, our named executive officers owned shares of our common stock valued at the following multiples of the named executive officer’s base salary:

Stock Ownership for Named Executive Officers

Name	Direct Ownership	Value at $43.81 on 12/31/2007	Multiple of Base Salary
Harold McGraw III	1,788,386	$78,349,191	60.27
Robert J. Bahash	396,160	$17,355,770	19.82
David Murphy	44,255	$1,938,812	3.13
Kenneth M. Vittor	120,072	$5,260,354	9.86
Peter C. Davis	0	0	0

What Retirement and Other Benefits Do We Pay to Our Executives Following Their Termination of Employment and Why?

In connection with their retirement or other termination of employment, the named executive officers will generally be eligible to receive benefits under our savings and retirement plans and, depending on the circumstances of an executive’s termination, severance benefits and accelerated vesting of annual and long-term incentive awards. These post-termination benefits are described in detail beginning on page 44 of this Proxy Statement.

As discussed in greater detail below, annual incentives under our Key Executive Short-Term Incentive Compensation Plan and stock options awarded under our 2002 Stock Incentive Plan have a “single trigger” that accelerates vesting and/or payment on a change-in-control, without requiring the executive’s employment to be terminated. In the case of RPS, earnings per share growth targets are deemed to be met on a change-in-control.

In the case of annual incentive payments and RPS awards, we have adopted this approach because it would be impractical, and potentially unfair, following a change-in-control, to continue to measure Company performance based on earnings per share goals that were initially set for a separate, independent enterprise. In the case of stock options, the purpose of accelerated vesting on a change-in-control is to put employee option holders in the same position as our shareholders in enabling them to capture market value appreciation through the date of the change-in-control.

As indicated above, none of our named executive officers is a party to an employment agreement and our severance arrangements with the named executives are governed by our Senior Executive Severance Plan. Our severance plans, including the Senior Executive Severance Plan, were originally adopted by our Board of Directors in the late 1980s and are part of a human resources program that has been in place for many years. Our severance plans are designed to promote employee loyalty, to provide employees with security and reasonable compensation upon a termination of employment, and to ensure the continued commitment of employees in the event of a potential or actual change-in-control. The existence of our Senior Executive Severance Plan does not affect, in any manner, the compensation decisions made for our named executive officers.

Generally, the Senior Executive Severance Plan provides for base salary and benefits continuation in the event of a Company-initiated termination (including a “constructive” termination) or in certain circumstances following a change-in-control. The severance benefit is service-based, in that longer tenured executives receive larger payment amounts in the event of termination. The Compensation Committee continues to believe that the level of severance benefits payable under the Senior Executive Plan is appropriate, and has been advised by Frederic W. Cook & Co. that it is consistent with market levels for public companies generally.

During 2007, we amended our Senior Executive Severance Plan to provide the maximum payment for all participants, regardless of their years of service, if they terminate employment under specified circumstances following a change-in-control. In addition, the amendment increases the amount of the payment to reflect the executive’s average annual bonus compensation prior to the change-in-control. The amendment is effective for terminations following a change-in-control that occurs on or after January 1, 2009.

If there is a change-in-control prior to January 1, 2009, our executives will be eligible for severance benefits if they resign for any reason during a 30-day window following the first anniversary of the change-in-control. With input from Frederic W. Cook & Co. concerning amending the plan, the Compensation Committee determined to eliminate this 30-day window provision prospectively, after appropriate notice to participants. Frederic W. Cook & Co. also advised the Committee that waiving the service formula for determining benefits and paying at the maximum level following a change-in-control was appropriate and would be consistent with market practices. Accordingly, the Committee increased the level of severance benefits as described above. The calculation of participants’ severance benefits and the circumstances under which they may be paid are described in greater detail on pages 48 and 49 of this Proxy Statement.

Certain payments that would be provided to our named executive officers in connection with a change-in-control may be classified as “excess parachute payments” under Section 280G of the Internal Revenue Code and may not be deductible as compensation by the Company. In addition, Section 4999 of the Internal Revenue Code imposes an excise tax on executives that receive an excess parachute payment equal to 20% of such amount. The excise tax is not reimbursed or “grossed up” by the Company. In addition, as discussed in greater detail below, in certain circumstances, we may “cut back” the amount of severance benefits payable under our Senior Executive Severance Plan if they would not be deductible by the Company under Section 280G.

What Health and Welfare Benefits Do We Provide to Our Executives and Why?

The Company provides a uniform healthcare benefits program for all domestic U.S. employees, including the named executive officers, to provide security for employees and their families. The employee healthcare contributions are differentiated by salary levels, with the higher paid employees required to make larger contributions for their healthcare coverage. We provide no supplemental executive healthcare benefits other than a Company paid annual physical examination for the named executive officers and approximately 60 other senior executives. Additionally, approximately 190 executives participate in the Management Supplemental Death and Disability Benefits Plan, which provides a supplemental long-term disability benefit equal to 50% of the executive’s monthly earnings, as defined in the Plan, less other Company paid benefits and Social Security benefit payments.

What Perquisites and Other Fringe Benefits Do We Provide to Our Executives and Why?

We provide the following perquisites, which we believe are reasonable and competitive, to the named executive officers in order to enable them to conduct Company business more effectively and to allow greater focus on the demands of their positions:

•	Use of a parking garage in our headquarters building;

•	Tax counseling and tax return preparation expense reimbursement; and

•	Annual reimbursement for health club membership.

Additionally, pursuant to a third-party security study undertaken for the Company, the CEO is required by the Company to use Company provided aircraft for all air travel. When using Company provided aircraft for personal travel, the CEO and any passengers traveling with him are required to reimburse the Company for the equivalent of first class commercial airfare. The CEO is also provided a Company car and security personnel. We believe these security costs are legitimate business expenses, but we recognize that they convey a personal benefit. As such, the incremental cost to the Company for providing them is reported in the Summary Compensation Table on page 36 of this Proxy Statement.

We believe that the caliber and motivation of the Company’s named executive officers, other executives and key employees and the quality of their leadership make a significant difference in the performance of the Company. Further, we believe that compensation should vary with the Company’s financial performance so that executives are well rewarded when performance exceeds the rigorous performance goals established by the Compensation Committee, and that there should be commensurate risks to compensation when performance does not meet these goals. We believe that the Company’s executive compensation program is meeting the goals and objectives outlined above.

Summary Compensation Table

The following table contains information concerning compensation paid to the named executive officers for services rendered in all capacities to the Company in 2007 and 2006:

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value ($) (3)	All Other Compensation ($)	Total ($)
H. McGraw III	2007	$1,300,000	$2,518,735	$2,868,032	$2,000,000	$875,437	$654,286	$10,216,490
Chairman, Chief Executive Officer and President	2006	$1,242,000	$2,311,376	$13,288,089	$1,938,000	$553,347	$551,959	$19,884,771

R. J. Bahash	2007	$875,600	$1,197,085	$705,149	$1,155,000	$416,231	$182,023	$4,531,088
Executive Vice President and Chief Financial Officer	2006	$826,000	$1,066,407	$1,535,030	$1,100,000	$488,913	$175,395	$5,191,745

D. L. Murphy	2007	$619,700	$756,324	$428,911	$821,600	$128,633	$134,588	$2,889,756
Executive Vice President, Human Resources	2006	$593,000	$706,696	$698,562	$790,000	$121,854	$127,609	$3,037,721

K. M. Vittor	2007	$533,500	$646,139	$394,044	$546,000	$110,211	$100,216	$2,330,110
Executive Vice President and General Counsel	2006	$510,500	$553,612	$405,320	$525,000	$109,337	$86,513	$2,190,282

P. C. Davis Executive Vice President, Global Strategy	2007	$500,000	$216,655	$189,282	$650,000	$55,358	$41,334	$1,652,629

(1)	This column includes Long-Term Incentive Restricted Performance Share (“RPS”) awards granted under the Company’s 2002 Stock Incentive Plan. These stock awards are further described on pages 30, 31 and 38 of this Proxy Statement. To calculate the fair value of the RPS awards, the market price on the date of grant is used in accordance with the Financial Accounting Standards Board’s (FASB) Statement No. 123(R), Share-Based Payment (“SFAS 123(R)”), as disclosed in Footnote 8 to the 2007 Consolidated Financial Statements, which appears in the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2008. The amounts shown in this column assume that the maximum payout will be earned.

(2)	The amounts shown in this column include stock options granted under the Company’s 2002 Stock Incentive Plan. This Plan is further described on page 32 of this Proxy Statement. The assumptions used to calculate the stock option awards value were in accordance with SFAS 123(R) as disclosed in Footnote 8 to the 2007 Consolidated Financial Statements, which appears in the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2008. The amounts shown in this column for 2006 also include options issued in connection with the Company’s Restoration Stock Option Program. This Program was terminated on March 30, 2006.

(3)	The amounts reported in this column include benefits under: the Senior Executive Supplemental Death, Disability & Retirement Benefits Plan (SERP), which is described on page 46 of this Proxy Statement; the Employee Retirement Plan of The McGraw-Hill Companies, Inc. and its Subsidiaries (ERP), which is described on page 45 of this Proxy Statement; and The McGraw-Hill Companies, Inc. Employee Retirement Plan Supplement (ERPS), which is described on pages 45 and 46 of this Proxy Statement.

Grants of Plan-Based Awards Table

The following table includes each grant of an award made to the named executive officers in 2007 under any equity-based and non-equity incentive plan of the Company:

		Date Approved by Compensation Committee	Target Payout Under Non-Equity Incentive Plan Awards ($)	Estimated Future Payouts Under Equity Incentive Plan Awards (a)		All Other Option Awards: Number of Securities Underlying Options (#) (b)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards (c)
Name	Grant Date			Target (#)	Maximum (#)
H. McGraw III	4/2/2007 4/2/2007	12/6/2006 12/6/2006		24,033	48,066	191,670	$62.34	$ $	2,996,434 3,041,803
		12/6/2006	$1,040,000(d)

R. J. Bahash	4/2/2007 4/2/2007	12/6/2006 12/6/2006		12,025	24,050	47,237	$62.34	$ $	1,499,277 749,651
			(d)

D. L. Murphy	4/2/2007 4/2/2007	12/6/2006 12/6/2006		7,283	14,566	28,607	$62.34	$ $	908,044 453,993
			(d)

K. M. Vittor	4/2/2007 4/2/2007	12/6/2006 12/6/2006		6,627	13,254	26,033	$62.34	$ $	826,254 413,144
			(d)

P. C. Davis	4/2/2007 4/2/2007	12/6/2006 12/6/2006		5,614	11,228	22,054	$62.34	$ $	699,954 349,997
			(d)

(a)	Reflects Restricted Performance Shares, which are discussed on pages 30, 31 and 38 of this Proxy Statement. There is no payout for EPS growth of 5% or less under the Restricted Performance Share award program.

(b)	Represents annual stock option awards issued under 2002 Stock Incentive Plan.

(c)	Grant date fair value of all stock and option awards is computed in accordance with SFAS 123(R).

(d)	Represents annual incentive awards under our Key Executive Short-Term Incentive Compensation Plan. The award for Mr. McGraw did not have a maximum amount and the awards for the other named executive officers did not have individual targets or maximum amounts.

Additional Information Concerning the Summary Compensation Table and

Grants of Plan-Based Awards Table

The following disclosures supplement the information provided in the Summary Compensation Table found on page 36 of this Proxy Statement and the Grants of Plan-Based Awards Table found on page 37 of this Proxy Statement.

Stock Awards Column. The amounts shown in the Stock Awards Column of the Summary Compensation Table represent the amount of the grant date fair value of the performance-based Long-Term Incentive Restricted Performance Shares granted under the 2002 Stock Incentive Plan that is recognized for financial reporting purposes for 2007. Under this Plan, Restricted Performance Share awards vest at the end of a three-year award cycle, with payment ranging up to a maximum of 200% of the shares awarded based on the achievement of cumulative compound diluted earnings per share growth goals established by the Compensation Committee of the Board of Directors at the beginning of each award cycle. The Restricted Performance Share awards are subject to forfeiture if the minimum performance goal is not attained or if a named executive officer’s employment is terminated for certain reasons before the shares become vested. During the award cycle, the named executive officers receive dividends on and have the right to vote the awarded shares. Based on the cumulative compound earnings per share growth for the 2005-2007 award cycle exceeding the 15% growth target established by the Compensation Committee at the beginning of the cycle, the 2005 Award paid out at 200%. A new grant on the same terms was made in 2007 covering the 2007-2009 performance. In the event of a change-in-control of the Company, as discussed on pages 50 through 52 of this Proxy Statement, all of the financial goals are deemed to have been satisfied and the named executive officers would receive the target amount no later than the normal maturity date of the award. In addition, dividend equivalent payments equal to the dividend paid on the Company’s common stock were paid in cash in 2007 on the Restricted Performance Shares.

Option Awards Column. The amounts shown in the Option Awards Column of the Summary Compensation Table represent the amount of the grant date fair value of stock options granted pursuant to the Company’s 2002 Stock Incentive Plan that is recognized for financial reporting purposes for 2007. Under this Plan, these grants were for nonqualified stock options, one-half of which vest on the first anniversary of the grant and the remaining one-half on the second anniversary of the grant. In the event of a change-in-control of the Company, as discussed on pages 50 through 52 of this Proxy Statement, the options become fully vested. Stock options provide the named executive officers with the right to purchase shares of the Company’s common stock at its market value on the date of the grant. Each stock option grant has a ten-year maximum term. The amounts shown in this column for 2006 also include RSO grants issued prior to March 30, 2006 as further described below. The following breakdown indicates the value of the annual awards and any RSO awards for each named executive officer in 2006:

Name	2006 Annual Awards Value	2006 RSO Awards Value
H. McGraw III	$2,699,092	$10,588,997
R. J. Bahash	$693,404	$841,626
D. L. Murphy	$416,645	$281,917
K. M. Vittor	$405,320	—
P. C. Davis	—	—

Restoration Stock Option (“RSO”) Grants. The Compensation Committee approved a stock option enhancement in 1997 called a Restoration Stock Option (“RSO”). If shares of the Company’s common stock were delivered in payment of the exercise price of a stock option, as opposed to the use of cash or “cashless exercises”, an RSO was granted equal to the number of shares used to exercise the stock option. The expiration date of these RSO grants (which were made pursuant to the 2002 Stock Incentive Plan) remains the last day the underlying grant was exercisable. Additionally, if shares were withheld to satisfy the tax obligation on the realized gain, the RSO will include shares equal to the number of shares withheld for taxes. RSO grants were nonqualified, and were first exercisable six months after the date of grant at the market value on the date of grant of the RSO. Only one RSO was granted for each original stock option granted. In the event of a change-in-control of the Company, as discussed on pages 50 through 52 of this Proxy Statement, all options would become fully vested.

The Compensation Committee eliminated the RSO feature as of March 30, 2006 so that no new RSO grants would be awarded under the Stock Incentive Plan. However, RSO grants made prior to March 30, 2006 will continue until their exercise or expiration date.

Non-Equity Incentive Plan Compensation Column. The amounts shown in the Non-Equity Incentive Plan Compensation Column of the Summary Compensation Table represent the cash awards paid under the Company’s Key Executive Short-Term Incentive Compensation Plan. Under this Plan, annual incentives are payable for the achievement of annual financial performance goals established by the Compensation Committee and for individual performance and contribution. The Corporate performance goal is based on double-digit diluted earnings per share growth. The earned incentive pool amounts are based on actual performance versus the performance goals established for minimum, target and maximum pool achievement. Under these goals, target achievement results in 100% pool funding, the maximum pool funding is 200% of the target incentive pool, and below target achievement may range down to zero pool funding. Based on the Company’s 2007 diluted earnings per share growth exceeding the 15% growth target established by the Compensation Committee at the beginning of the year, the corporate pool funded at 200%.

All Other Compensation Column. The amounts shown in the All Other Compensation Column of the Summary Compensation Table for 2007 include the items described below.

•

The Company made contributions under the 401(k) Savings and Profit Sharing Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries and The McGraw-Hill Companies, Inc. 401(k) Savings and Profit Sharing Plan Supplement as follows:

Name	401 (k) Savings and Profit Sharing Plan	401(k) Savings and Profit Sharing Plan Supplement
H. McGraw III	$19,034	$292,133
R. J. Bahash	$19,034	$162,989
D. L. Murphy	$19,034	$115,554
K. M. Vittor	$19,034	$81,182
P. C. Davis	$8,834	$32,500

•

Pursuant to a third party security study undertaken for the Company, Mr. McGraw is required to use Company provided aircraft for all air travel. When using Company provided aircraft for personal travel, Mr. McGraw is required to reimburse the Company for the equivalent of first class commercial airfare for himself and for each passenger traveling with him. Additionally, Mr. McGraw serves on the Boards of Directors of ConocoPhillips and United Technologies Corporation and is required to reimburse the Company for the equivalent of first class commercial airfare when traveling to Board meetings of these companies. The amount shown for Mr. McGraw includes the aggregate incremental cost to the Company of $77,095 for travel to these Board meetings, and $213,071 for all other personal travel. The aggregate incremental cost to the Company was determined by multiplying the total variable costs incurred by the Company in operating the aircraft by a fraction, the numerator of which was the total number of personal miles flown by Mr. McGraw in 2007 and the denominator of which was the total number of miles flown by the aircraft in 2007. This amount was then reduced by the amount of Mr. McGraw’s reimbursement in 2007. The variable costs associated with operating the aircraft include fuel costs, travel expenses of the flight crew, landing fees, airport taxes and similar assessments, in-flight food and beverage costs, landing and ground handling fees and hourly-based maintenance costs. The aggregate incremental cost to the Company does not include fixed costs that would be incurred regardless of Mr. McGraw’s personal use of the aircraft (e.g., aircraft purchase costs, insurance premiums, calendar-based maintenance costs and flight crew salaries).

•

The amount for Mr. McGraw includes the aggregate incremental cost to the Company of $39,353 associated with Mr. McGraw’s personal use of Company cars. The aggregate incremental cost to the Company was determined by multiplying the fuel and depreciation costs incurred by the Company in operating its Company owned cars by a fraction, the numerator of which was the total number of personal miles driven by Mr. McGraw in 2007 and the denominator of which was the total number of miles driven by Company owned cars in 2007. The aggregate incremental cost to the Company does not include fixed costs that would be incurred regardless of Mr. McGraw’s personal use of Company owned cars (e.g., insurance premiums and driver salaries).

•	The amount for Mr. McGraw includes financial counseling and tax return preparation paid for by the Company and expenses associated with security coverage on personal trips.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information concerning unexercised options, stock that has not vested, and equity incentive plan awards outstanding on December 31, 2007 for each of the named executive officers:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (a)	Market Value of Shares or Units of Stock That Have Not Vested ($) (b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (b)
H. McGraw III	204,000				$38.22	03/31/2014
	89,604	(d)			$45.50	01/01/2008
	73,894	(d)			$45.50	04/28/2008
	157,132	(d)			$45.50	01/03/2009
	334,600				$43.25	03/31/2015
	196,729	(d)			$47.82	01/02/2010
	242,118	(d)			$47.82	04/01/2011
	298,410	(d)			$47.82	03/31/2013
	277,637	(d)			$56.43	03/31/2012
	167,004	(d)			$56.43	03/31/2014
	98,029		98,029	(e)	$57.81	04/02/2016
			191,670	(f)	$62.34	04/01/2017	25,434	$2,228,527	49,173	$4,308,538

R. J. Bahash	77,916	(d)			$45.14	04/01/2011
	41,346	(d)			$45.14	03/31/2013
	87,406	(d)			$45.14	03/31/2012
	93,890				$43.25	03/31/2015
	42,149	(d)			$50.81	03/31/2013
	50,051	(d)			$50.81	03/31/2014
	23,495		23,495	(e)	$57.81	04/02/2016
			47,237	(f)	$62.34	04/01/2017	10,820	$948,048	24,258	$2,125,486

D. L. Murphy	60,000				$30.93	07/31/2012
	24,035				$28.12	03/31/2013
	66,600				$38.22	03/31/2014
	54,612				$43.25	03/31/2015
	11,749	(d)			$48.28	03/31/2013
	17,799	(d)			$55.84	03/31/2013
	14,501		14,502	(e)	$57.81	04/02/2016
			28,607	(f)	$62.34	04/01/2017	7,538	$660,480	14,834	$1,299,755

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (a)	Market Value of Shares or Units of Stock That Have Not Vested ($) (b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (b)
K. M. Vittor	25,048	(d)			$34.39	04/01/2011
	35,000				$38.22	03/31/2014
	24,492	(d)			$37.38	01/02/2010
	26,890	(d)			$37.38	03/31/2012
	28,478	(d)			$37.38	03/31/2013
	57,400				$43.25	03/31/2015
	31,332	(d)			$43.34	03/31/2012
	27,552	(d)			$43.34	03/31/2013
	32,912	(d)			$43.34	03/31/2014
	13,197		13,198	(e)	$57.81	04/02/2016
			26,033	(f)	$62.34	04/01/2017	5,272	$461,933	13,499	$1,182,782

P. C. Davis			22,054	(f)	$62.34	04/01/2017	0		5,614	$491,899

(a)	Represents Restricted Performance Shares under the 2005 award which were earned on December 31, 2007 and paid at 200% of achievement in March 2008 and are discussed on pages 30, 31 and 38 of this Proxy Statement. Mr. Davis joined the Company in November 2006 and thus did not participate in the 2005 award program.

(b)	Value based on closing price of the Company’s common stock on December 31, 2007 of $43.81 and maximum payout levels under equity incentive plan awards based on prior year’s award paying above target.

(c)	Represents Restricted Performance Shares under the 2006 and 2007 awards which vest on December 31, 2008 and December 31, 2009 with payout in March 2009 and March 2010, respectively.

(d)	Reflects Restoration Stock Options, which are discussed on pages 38 and 39 of this Proxy Statement.

(e)	Options will vest on April 2, 2008.

(f)	Options will vest 50% on April 2, 2008 and the remaining 50% on April 2, 2009.

Option Exercises and Stock Vested in 2007

The following table contains information concerning each exercise of stock options and each vesting of Restricted Performance Shares during 2007 for each of the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (a)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#) (b)		Value Realized On Vesting ($)
H. McGraw III	0	$0	52,328		$3,552,548
R. J. Bahash	0	$0	24,488		$1,662,490
D. L. Murphy	0	$0	17,060		$1,158,203
K. M. Vittor	78,676	$2,700,201	11,932		$810,063
P. C. Davis	0	$0	(c	)	(c	)

(a)	These awards were granted pursuant to the 1993 Employee Stock Incentive Plan and the 2002 Stock Incentive Plan, were for nonqualified stock options and provided that one-half of the option vested on the first anniversary of the grant and the remaining one-half vested on the second anniversary of the grant.

(b)	These awards are Restricted Performance Share awards granted pursuant to the 2002 Stock Incentive Plan.

(c)	Mr. Davis joined the Company in November 2006 and thus did not participate in the 2004 Long-Term Incentive Awards program which matured in December 2006 and paid out in March 2007.

PENSION BENEFITS

Pension Benefits Table

The following table contains information with respect to each Plan of the Company that provides for payments or other benefits to the named executive officers at, following, or in connection with retirement:

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (a)
H. McGraw III	SERP	28	$4,497,354
	ERP	28	506,301
	ERPS	28	2,547,561

	Total		$7,551,216

R. J. Bahash	SERP	33	$3,536,353
	ERP	33	682,297
	ERPS	33	1,718,132

	Total		$5,936,782

D. L. Murphy	ERP	5	$89,585
	ERPS	5	426,650

	Total		$516,235

K. M. Vittor	ERP	25	$366,794
	ERPS	25	634,040

	Total		$1,000,834

P. C. Davis	ERP	1.0	$15,016
	ERPS	1.0	44,436

	Total		$59,452

(a)	The benefit amounts shown in the Table are actuarial present values of the benefits accumulated through December 31, 2007, as described below. The actuarial present value is calculated by estimating the expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at an assumed discount rate of 6.25%, would be sufficient on an average basis to provide the estimated future payments based on the benefit currently accrued. The assumed retirement age for each named executive officer is the earliest age at which the executive could retire without any benefit reduction due to age. The actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age.

The named executive officers are entitled to retirement benefits under two defined benefit Plans of the Company: the Employee Retirement Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries (generally referred to as the “ERP”) and The McGraw-Hill Companies, Inc. Employee Retirement Plan Supplement (generally referred to as the “ERP Supplement” or “ERPS”). In addition, Messrs. Harold McGraw III and Robert J. Bahash participate in the Senior Executive Supplemental Death, Disability and Retirement Benefit Plan (the “SERP”). Information regarding each of these Plans follows.

Employee Retirement Plan of The McGraw-Hill Companies, Inc. and its Subsidiaries (ERP)

The Company sponsors a qualified defined benefit pension Plan to provide retirement benefits to eligible U.S. based employees of the Company. The Plan pays benefits at retirement to participants who terminate or retire from the Company after meeting the eligibility requirements for a benefit. The retirement benefit is based on a percentage of a participant’s total Plan compensation during such participant’s employment with the Company (this is called a career pay formula).

A Plan participant’s annual benefit accrual under the ERP is calculated as 1% of Plan compensation. The Plan compensation includes the participant’s base salary and short-term incentive award. Because this is a qualified Plan, the Plan compensation is restricted by the compensation limit imposed by the Internal Revenue Code. In 2007, this compensation limit was $225,000. The retirement benefit payable from this Plan is the sum of each year’s annual benefit accrual. This amount is available unreduced at the earlier of the Plan’s normal retirement age of 65 or age 62 if a participant has 10 years of service with the Company. If a participant has attained age 55 with 10 years of service with the Company, an early retirement benefit is available. The benefit is reduced by 4% per year for each year of payment prior to age 62 to reflect the earlier payments. Messrs. McGraw, Bahash and Vittor are currently eligible for early retirement under the ERP.

Participants can choose from among several optional forms of annuity payments under the ERP. A participant receives the highest monthly payment under a single life annuity, while the other payment forms result in a lower monthly benefit generally because payment may be made to a surviving joint annuitant or beneficiary following the participant’s death.

The present value estimates shown in the Pension Benefits Table assume payment of the named executive officers’ accumulated benefits under the ERP, based on pay and service earned through December 31, 2007, in the form of a single life annuity commencing on the earliest date the benefits are available unreduced (age 65 in the case of Messrs. Davis and Murphy, and age 62 in the case of the other named executive officers). The values assume a discount rate of 6.25% and a mortality assumption based on the RP-2000 mortality table.

The McGraw-Hill Companies, Inc. Employee Retirement Plan Supplement (ERPS)

The Company also maintains a nonqualified pension Plan. This Plan is intended to help attract and retain the executive workforce by providing benefits incremental to those permitted under the qualified Plan.

The ERPS is designed to restore retirement benefits that cannot be paid from the ERP due to Internal Revenue Code limits. The benefit provided under the ERPS will effectively equal the difference between the benefit that would have been earned under the ERP, without regard to any pay or benefit limits, and the actual benefit payable from the ERP.

All Plan participants of the ERP are potentially eligible for the ERPS, including each of the named executive officers, provided their ERP benefits are limited by the Internal Revenue Code limits. In general, a participant’s annual accrual under the ERPS is determined based on 1% of the Plan compensation under the ERP in excess of the Internal Revenue Code compensation limit for that year ($225,000 in 2007). The retirement benefit payable under the

ERPS is the sum of each year’s annual benefit accrual. ERPS payments commence one year following termination of employment or, if later, age 65 or age 62 with 10 years of service with the Company.

The present value estimates shown in the Pension Benefits Table for accumulated benefits under the ERPS are determined using the same payment, interest rate and mortality assumptions as were used to estimate the values shown for the ERP.

Senior Executive Supplemental Death, Disability & Retirement Benefits Plan (SERP)

In an effort to attract, retain and reward certain key executives, the Company implemented the SERP for its most senior executives. This Plan has subsequently been closed to new entrants, and currently the only named executive officers earning benefits under this program are Mr. Harold McGraw III and Mr. Robert J. Bahash.

The SERP benefit is determined by calculating 55% of final monthly earnings less offsets for the ERP pension benefit, the ERPS pension benefit, the primary Social Security benefit, any pension payable from a previous employer, and a hypothetical annuity. The hypothetical annuity is the estimated annuity value of a hypothetical account balance as if it were established under the 401(k) Savings and Profit Sharing Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries (the “401(k) Savings and Profit Sharing Plan”). This balance assumes that the employee contributions are made at a rate that was required for participation in the ERP when the Plan was contributory, that the employer matching contributions are based on the current provisions of the 401(k) Savings and Profit Sharing Plan, and that the investment return on the fund is the same as the amount earned on the 401(k) Savings and Profit Sharing Plan Stable Assets fund.

The final monthly earnings recognized in the SERP are the sum of the highest rate of annual base salary and the highest target bonus in effect during the 36-month period preceding death, disability or retirement. The pension benefit payable from the SERP is available unreduced at the Plan’s normal retirement age of 65. In addition, the SERP provides that, if a participant has attained age 55 with 10 years of service, an early retirement benefit is available. For early retirement benefits, the 55% replacement percentage is reduced by 4% for each year that benefits commence before normal retirement age to reflect the earlier payments. Both Messrs. McGraw and Bahash are currently eligible for the early retirement benefit under the terms of the SERP.

The SERP also provides for a pre-retirement death benefit of four times the participant’s most recent base salary and a post-retirement death benefit equal to one times the participant’s most recent base salary.

The present value estimates shown in the Pension Benefits Table for accumulated benefits under the SERP are determined using the same payment, interest rate and mortality assumptions as were used to estimate the values shown for the ERP and ERPS, and include the value of the post-retirement death benefit under the SERP.

The following breakdown shows the early retirement benefits that would have been payable to each of the named executive officers had they retired on December 31, 2007:

Name	Plan Name	Present Value of Accumulated Benefit $
H. McGraw III	SERP	$5,856,756
	ERP	563,493
	ERPS	2,835,337

	Total	$9,255,586

R. J. Bahash	SERP	$3,782,768
	ERP	682,297
	ERPS	1,718,132

	Total	$6,183,197

D. L. Murphy	ERP	$89,585
	ERPS	426,650

	Total	$516,235

K. M. Vittor	ERP	$419,287
	ERPS	724,781

	Total	$1,144,068

P. C. Davis(1)	ERP	0
	ERPS	0

	Total	0

(1)	Mr. Davis was not fully vested in his benefits in either the ERP or ERPS Plans as of December 31, 2007.

Nonqualified Deferred Compensation Table

The following table contains information with respect to each defined contribution or other Plan that provides for the deferral of compensation on a basis that is not tax-qualified:

Name	Company Contributions in Last Fiscal Year ($)(a)	Aggregate Earnings in Last Fiscal Year ($)(b)	Aggregate Balance at Last Fiscal Year End ($)(c)
H. McGraw III	$292,133	$204,515	$4,413,549
R. J. Bahash	$162,989	$147,130	$3,075,328
D. L. Murphy	$115,554	$25,554	$608,070
K. M. Vittor	$81,182	$36,619	$843,401
P. C. Davis	$32,500	$0	$32,500

a)	Reflects contributions to the Company’s 401(k) Savings and Profit Sharing Plan Supplement for the 2007 fiscal year, all of which are reported in the All Other Compensation column of the Summary Compensation Table.

b)	Reflects nonqualified deferred compensation earnings under the 401(k) Savings and Profit Sharing Plan Supplement, the Company’s Key Executive Short-Term Incentive Deferred Compensation Plan and the Company’s Executive Deferred Compensation Plan.

c)	Reflects amounts deferred under the 401(k) Savings and Profit Sharing Plan Supplement, the Key Executive Short-Term Incentive Deferred Compensation Plan, and the Executive Deferred Compensation Plan, including $443,120 for Mr. McGraw, $283,262 for Mr. Bahash, $126,384 for Mr. Murphy and $97,204 for Mr. Vittor, that were previously reported in the Summary Compensation Table for 2006.

The amounts shown as Company contributions represent employer matching and profit sharing contributions under the 401(k) Savings and Profit Sharing Plan Supplement. Participants receive a contribution of 4.5% of eligible compensation above the IRS compensation limit ($225,000 in 2007) for the savings plan component and 5% of eligible compensation above the IRS compensation limit for the profit sharing component. These amounts are also included as All Other Compensation in the Summary Compensation Table on page 36 of this Proxy Statement. Account balances under the 401(k) Savings and Profit Sharing Plan Supplement are credited with interest at the rate earned by the Stable Assets fund under the 401(k) Savings and Profit Sharing Plan. The annual rate of interest credited under these Plans was 4.922% for the 2007 fiscal year. Account balances under the 401(k) Savings and Profit Sharing Plan Supplement are distributed to executives in the year following the year in which the executive terminates employment.

Executives may elect to defer all or part of their annual bonus payment under the Key Executive Short-Term Incentive Deferred Compensation Plan. No new deferrals were credited under the Plan in 2007. Earnings on amounts deferred under the Key Executive Short-Term Incentive Deferred Compensation Plan are credited at a rate equal to 120% of the applicable Federal Long-Term Rate as prescribed by the Internal Revenue Service in December of the year prior to the year in which the bonus compensation is credited under the Plan. The interest rate that applied to outstanding balances during the 2007 fiscal year was 5.89%. Earnings under the Executive Deferred Compensation Plan, under which executives could previously defer all or part of their long-term cash payment, also are credited at this rate. The Executive Deferred Compensation Plan was closed to new contributions in 1990. Account balances under the Key Executive Short-Term Incentive Deferred Compensation Plan and Executive Deferred Compensation Plan are distributed to executives in accordance with their individual elections. Participants may elect to receive their deferred award payments in a single lump-sum or in up to 15 equal annual installments. Payments may commence within 60 days of retirement or termination or as of January 1 of the year following the year in which such event occurs.

Potential Payments Upon Termination or

Change-in-Control

The named executive officers may be eligible to receive certain payments and benefits under our severance, incentive and retirement plans in connection with the named executive officer’s termination or a change-in-control. Described below are the specific events that would trigger the payments and benefits, and the estimated payments and benefits that would be provided to the named executive officers upon the occurrence of these events.

Senior Executive Severance Plan

The named executive officers are eligible for severance benefits under our Senior Executive Severance Plan upon the occurrence of the following triggering events:

•	the Company terminates the executive other than for cause;

•

the executive resigns due to an adverse change in the executive’s functions, duties or responsibilities that would cause the executive’s position to have substantially less responsibility, importance or scope; or

•	the executive resigns due to a reduction of the executive’s base salary by 10% or more.

In addition to the above, the executive will be eligible for severance benefits if the executive resigns for any reason during the 30-day window following the first anniversary of a change-in-control that occurs on or before December 31, 2008. The executive will also be eligible for severance benefits if the executive resigns following a change-in-control that occurs on or after January 1, 2009, because:

•

the executive’s base salary is reduced (other than a reduction of less than 10% as part of a Company-wide salary reduction) below the highest rate in effect since the beginning of the 24-month period prior to the change-in-control;

•	the executive’s annual or long-term incentive opportunity is materially less favorable than at any time since the beginning of the 24-month period prior to the change-in-control;

•	the aggregate value of the executive’s pension and welfare benefits is materially reduced;

•	the executive transfers to a principal business location that increases the distance to the executive’s residence by more than 35 miles;

•

there is an adverse change in the executive’s title or reporting relationship or an adverse change by the Company in the executive’s authority, functions, duties or responsibilities (other than which results solely from the Company ceasing to have a publicly traded class of common stock or the executive no longer serving as the chief executive, or reporting to the chief executive, of an independent, publicly traded company as a result thereof), which change would cause the executive’s position with the Company to become one of substantially less responsibility, importance or scope; or

•	a successor to the Company fails to adopt the Plan.

A termination for cause generally means a termination due to misconduct that results in, or could reasonably be expected to result in, material damage to the Company’s property, business or reputation. A change-in-control generally means:

•	a person or group acquires 20% or more of the Company’s voting securities;

•	the members of our Board of Directors on January 28, 1987, together with persons approved by a majority of those members or persons approved by them, no longer make up a majority of the Board;

•

consummation of a merger or consolidation involving the Company if our voting securities do not represent more than 50% of the outstanding shares and voting power of the company surviving the transaction; or

•	our shareholders approve the liquidation or dissolution of the Company.

A change-in-control by reason of a change in a majority of our Board, as described above, could arise, for example, as a result of a contested election (or elections) in which shareholders elect a majority of the members of the Board from nominees who are not nominated for election by the incumbent Board.

Each named executive officer is eligible to receive the following severance benefits:

•

continued payment of the executive’s base salary and participation in the Company’s retirement, life, medical, dental, accidental death and disability insurance benefit plans during a severance period of 12 months;

•

a lump sum payment at the end of the severance period of the executive’s base salary for a period of 1.6 months per year of continuous service with the Company in excess of 7.5, up to a maximum of 12 months; and

•	an additional lump sum severance payment at the end of the severance period equal to 10% of the lump sum payment calculated above.

If the triggering event takes place following a change-in-control that occurs on or after January 1, 2009, then the total severance payments during the 12-month separation period will be equal to the sum of the executive’s annual base salary and annual target bonus, and the total lump-sum payment due at the end of the severance period will be equal to 110% of that sum. In each case, to receive the full amount of separation pay due under the Plan, the executive must sign a general release of claims against the Company. The executive will receive 50% of the total separation pay if the executive does not sign a release.

In general, if payments under the Senior Execu-tive Severance Plan are considered “excess parachute payments” under Section 280G of the Internal Revenue Code, then a deduction to the Company will be disallowed and the executive will be subject to an excise tax equal to 20% of the amount. Because of the way the excise tax is calculated, in certain circumstances, the executive may receive a larger after-tax amount (and the Company will be entitled to a larger tax deduction) if the gross amount payable to the executive is reduced. In this case, the executive’s payments under the plan will be “cut back” to the largest amount that would not result in payment of any excise tax.

Severance payments to the named executive officers will generally be delayed during the first six-months following the executive’s termination, as required under Section 409A of the Internal Revenue Code, and paid in a lump sum following the end of the six-month delay.

The following table shows the estimated payments and benefits that would have been provided under the Senior Executive Severance Plan to each named executive officer if the executive’s employment had terminated December 31, 2007:

Name	Payment on Termination (a)	Payment on Termination Following Change-in-Control (b)
H. McGraw III	$2,730,304	$2,860,000
R. J. Bahash	$1,842,009	$1,926,320
D. L. Murphy	$620,429	$681,670
K. M. Vittor	$1,128,334	$1,173,700
P. C. Davis	$510,956	$550,000

(a)	The estimated payment on termination reflects the amount payable under the Senior Executive Severance Plan including the estimated present value of continued benefit coverage during the severance period.

(b)	The estimated payment on termination following change-in-control payable in a lump sum amount includes the severance benefit payable under the Senior Executive Severance Plan plus 10% of the severance amount in lieu of continued benefit coverage.

Key Executive Short-Term Incentive Compensation Plan

The named executive officers may receive a portion of their annual bonus award under the Company’s Key Executive Short-Term Incentive Compensation Plan if the executive terminates employment because of death, disability or retirement, or if the Company terminates the executive other than for cause. To receive a payment under these circumstances, the executive must execute a general release of claims against the Company. The amount of the payment is based on the actual achievement of the Company performance objectives for the executive’s annual incentive pool based on the mid-point of the target range established for the target level of achievement of the individual per-formance criteria for the executive under the Plan. Payments are prorated for the period the executive was employed during the year and are made to the executive in a lump sum on the regular payment date under the Plan.

If there is a change-in-control, each named executive officer will receive a payment equal to the average of the named executive officer’s annual bonus payments for the preceding three years, prorated for the period elapsed through the date of the change-in-control. The Company may also pay the executive any additional amount necessary to reflect the actual achievement of the Company performance objectives and individual performance criteria for the executive through the date of the change-in-control.

The following table shows the estimated payments that would have been provided under the Key Executive Short-Term Incentive Compensation Plan to each named executive officer if the executive’s employment had terminated on December 31, 2007, or if a change-in-control had occurred on that date:

Name	Payment on Termination (a)	Payment on Change-in-Control (b)
H. McGraw III	$520,000	$1,843,168
R. J. Bahash	$125,000	$1,030,000
D. L. Murphy	$125,000	$775,667
K. M. Vittor	$125,000	$497,000
P. C. Davis	$125,000	$622,722

(a)	This assumes a payment of 50% of the target award for Mr. Harold McGraw III and the midpoint of the payment range for the target level of achievement for the other named executive officers.

(b)	Reflects the average of the actual payments paid over the last three years, except for Mr. Davis who has not previously participated in the Plan. His payment is determined by the following formula under the Plan: base salary multiplied by the average change-in-control award payments of other named executive officers divided by the average base salary of other named executive officers.

Stock Incentive Plans

Each of the named executive officers has been granted Restricted Performance Shares and stock options under the Company’s Stock Incentive Plans. These awards are described in greater detail on pages 30 through 33 of this Proxy Statement.

Restricted Performance Shares. If the named executive officer terminates employment due to retirement, disability or death, or, with the approval of the Compensation Committee, if the Company terminates the executive other than for cause, the executive is eligible to receive a portion of the shares that are covered by outstanding awards.

If the executive terminates due to retirement or disability, the executive receives the number of shares that would be payable under the terms of the award based on actual performance for the three-year performance period, prorated for the number of years during the performance period

(including the year of termination) that the executive was employed. Delivery of the awarded shares is made in the year following the end of the performance period for the award.

In the event of termination by the Company other than for cause, with the approval of the Compensation Committee, the executive receives the number of shares that would be payable under the terms of the award based on the actual performance for the three-year performance period, prorated for the number of full months during the performance period that the executive was employed. Delivery of the awarded shares is made in the year following the end of the performance period for the award.

In the case of the executive’s death, the number of shares awarded is based on actual performance through the year of the executive’s death, prorated for the number of years completed during the performance period (counting the year of the executive’s death as a completed year). Delivery of the awarded shares is made by March 15 of the year following the executive’s death.

In the event of a change-in-control, the executive may receive the number of shares that would be payable upon achievement of the higher of the target or actual performance as follows:

•	a prorated number of shares, based on the portion of the performance period elapsed before the date of the change-in-control, is released to the executive on the date of the change-in-control; and

•

the value of the remaining shares, generally based on the highest price per share paid in the change-in-control, is paid to the executive in a lump sum in the year following the end of the performance period under the awards.

If not already paid, the cash payment described above will be made to the executive in a lump sum upon termination of the executive’s employment due to retirement, disability or death, or by the Company other than for cause.

Stock Options. If a named executive officer terminates employment due to death, disability or normal retirement, the executive’s stock options will vest in full. In addition, in the case of death, the options will be exercisable for one year following the date of death, and, in the case of disability or retirement, until the end of the option term. If the executive terminates employment due to early retirement, generally, the vesting of the executive’s stock options will not accelerate, but, to the extent they are vested at the time of retirement and the executive is 55 or older with 10 years of continuous service, the options will be exercisable until the end of the option term.

In the event of a change-in-control, all outstanding stock options will vest in full and will either be converted into awards based on the common stock of the surviving company, or paid to the executive in cash. Cash payments under options will be equal to the value of the option shares, generally the highest price per share paid in the change-in-control, less the exercise price of the shares.

The following table shows the estimated payments and benefits that would have been provided to each named executive officer in respect of stock options and Restricted Performance Shares under the Company’s Stock Incentive Plans if the executive’s employment had terminated on December 31, 2007, or if a change-in-control had occurred on that date:

	Termination of Employment			Change-in-Control
Name	Stock Options (a)	Restricted Performance Shares (b)	Total	Stock Options (a)	Restricted Performance Shares (c)	Total
H. McGraw III	$0	$4,398,962	$4,398,962	$0	$6,537,066	$6,537,066
R. J. Bahash	$0	$2,013,770	$2,013,770	$0	$3,073,534	$3,073,534
D. L. Murphy	$0	$1,314,300	$1,314,300	$0	$1,960,234	$1,960,234
K. M. Vittor	$0	$1,056,872	$1,056,872	$0	$1,644,716	$1,644,716
P. C. Davis	$0	$163,938	$163,938	$0	$491,898	$491,898

(a)	Reflects accelerated vesting for all unvested stock option awards upon death, disability or with the consent of the Compensation Committee.

(b)	Reflects prorata participation and maximum achievement in the three outstanding award cycles through December 31, 2007 upon death, disability, retirement (except in the case of Messrs. Davis and Murphy) or termination other than for cause (with the consent of the Compensation Committee).

(c)	Assumes maximum achievement of the performance goals for the three outstanding awards.

Retirement and Other Benefits

As described on pages 45 and 46 of this Proxy Statement, each of the named executive officers is entitled to receive benefits under our Employee Retirement Plan and the Employee Retirement Plan Supplement and, as described below, our Management Supplemental Death & Disability Benefits Plan. Messrs. McGraw and Bahash also are eligible to receive benefits under the Senior Executive Supplemental Death, Disability & Retirement Benefits Plan, described on page 46. In addition, the named executive officers participate in the Company’s Supplemental Defined Contribution Plans and are eligible to participate in the Key Executive Short-Term Incentive Deferred Compensation Plan, described on page 47 of this Proxy Statement.

Employee Retirement Plan and Supplement. Following termination of their employment, the named executive officers are entitled to receive retirement benefits under our Employee Retirement Plan and Employee Retirement Plan Supplement, and in the case of Messrs. McGraw and Bahash under the SERP, and have accrued the benefits shown on page 44 of this Proxy Statement through the end of the 2007 fiscal year. In the event of a change-in-control, the executives will receive, in a lump sum, the actuarial equivalent of their accrued benefits under the Employee Retirement Plan Supplement.

Management Supplemental Death & Disability Benefits Plan. Under our Management Supplemental Death & Disability Benefits Plan, if an executive dies before retirement at age 65, the executive’s beneficiary will receive a lump sum death benefit equal to 200% of the executive’s base salary in effect at the time of death. In addition, if the executive is disabled prior to retirement at age 65, the executive will be entitled to an annual benefit equal to 50% of the greater of (a) 1.5 times the executive’s base salary in effect immediately preceding the date of the executive’s disability or (b) the executive’s highest annual base salary and highest annual target bonus during the preceding 36 months occurring prior to January 1, 2005. The benefit generally will be offset by other disability or qualified retirement benefits payable to the executive and will continue until the executive is no longer disabled or reaches age 65.

Senior Executive Supplemental Death, Disability & Retirement Benefits Plan. Under our Senior Executive Supplemental Death, Disability & Retirement Benefits Plan, if Mr. McGraw or Mr. Bahash dies prior to retirement at age 65, the executive’s beneficiary will receive a lump sum payment equal to 400% of the executive’s base salary in effect at the time of death. If Mr. McGraw or Mr. Bahash is disabled before retirement at age 65, the executive will be entitled to an annual benefit equal to 50% of the greater of (a) 1.5 times the executive’s base salary in effect immediately preceding the date of the executive’s disability or (b) the executive’s highest annual base salary and highest annual target bonus during the preceding 36 months occurring prior to January 1, 2005. The benefit generally will be offset by other disability or qualified retirement benefits payable to the executive and will continue until the executive reaches age 65.

In addition, in the event of a change-in-control, Messrs. McGraw and Bahash will receive their retirement benefit in a lump sum if any of the following occurs:

•	the executive is involuntarily terminated without cause at any time after the change-in-control;

•	the executive resigns for good reason within two years after the change-in-control; or

•	the executive resigns for any reason during the 30-day window following the first anniversary of the change-in-control.

Resignation for good reason generally means the executive’s resignation based on any of the following:

•	a reduction in the executive’s base salary or incentive compensation award opportunities;

•	the transfer of the executive to a principal business location that increases the executive’s commuting distance by more than 35 miles;

•	a significant reduction in the executive’s responsibilities and status within the Company or a change in the executive’s title or office; or

•	the discontinuation of the executive’s participation in any life insurance, health and accident or disability plan, or elimination of the executive’s paid vacation.

The payment will be actuarially calculated based upon on an annual benefit, depending on the executive’s age at the time of termination, of 44% to 55% of the executive’s highest annual base salary and highest annual target bonus during the preceding 36 months, subject to reduction for other retirement benefits payable to the executive. The estimated lump sum retirement benefit would have been $6,451,907 for Mr. McGraw and $3,782,768 for Mr. Bahash if, following a change-in-control, Mr. McGraw or Mr. Bahash had resigned or been terminated on December 31, 2007 under the circumstances described above.

Nonqualified Deferred Compensation Plans. In the event of a change-in-control, the named executive officers will receive payment in a lump sum of their account balances under the Company’s 401(k) Savings and Profit Sharing Plan Supplement, as well as the Company’s Key Executive Short-Term Incentive Deferred Compensation Plan and Executive Deferred Compensation Plan. The named executive officers may also receive these amounts in connection with their termination of employment. Each executive’s account balances under these Plans at the end of the 2007 fiscal year are shown on page 47 of this Proxy Statement.

DIRECTOR COMPENSATION

Directors who are employees of the Company receive no additional compensation for serving on the Board or its Committees. The following table contains information regarding the compensation the Company paid to the non-employee Directors in 2007:

Name	Fees Earned or Paid in cash ($)		Stock Awards ($) (a)	Change in Pension Value $ (b)	All Other Compensation ($) (c)	Total ($)
Pedro Aspe	$85,500	(e)	$59,506		$202	$145,208
Sir Winfried Bischoff	$86,500		$59,506		$202	$146,208
Douglas N. Daft	$88,000		$59,506		$202	$147,708
Linda Koch Lorimer	$88,000	(e)	$59,506		$202	$147,708
Robert P. McGraw	$71,500		$59,506		$202	$131,208
Hilda Ochoa-Brillembourg	$85,000	(e)	$59,506		$202	$144,708
Sir Michael Rake(d)	$5,708		$5,364		$17	$11,089
James H. Ross	$85,000		$59,506	$5,674	$202	$150,382
Edward B. Rust, Jr.	$92,000	(e)	$59,506		$3,202	$154,708
Kurt L. Schmoke	$79,000	(f)	$59,506		$202	$138,708
Sidney Taurel	$89,500		$59,506		$6,202	$155,208

(a)	Represents amounts recognized for financial reporting purposes in accordance with SFAS 123(R) for deferred stock credited under the Director Deferred Stock Ownership Plan, as further described below.

(b)	The current change in pension value for Mr. Ross represents the benefits under the Directors Retirement Plan, which was closed to new participants in 1996.

(c)

Represents insurance premiums and, in the case of Messrs. Rust and Taurel, charitable contributions of $3,000 and $6,000, respectively, made by the Company in Messrs. Rust’s and Taurel’s names under the Company’s Matching Gift Program. The Program is open to active employees and Directors and to retired employees and Directors for up to three years after retirement. Through the Program, the Company doubles the contributions made by employees and Directors to eligible higher education, adult reading, financial literacy or arts and cultural organizations. The minimum contribution to an eligible institution that the Company will match per individual is $25 and the maximum total is $3,000 each year. For Mr. Taurel, one donation was made in December 2006 and was matched in April 2007, but was considered a match for the 2006 plan year under the Program. His second donation was made in April 2007 and matched in June 2007 for the 2007 plan year.

(d)	Sir Michael Rake joined the Board on December 5, 2007.

(e)	Voluntarily elected to fully defer this payment under the Director Deferred Stock Ownership Plan.

(f)	Voluntarily elected to defer one-half of this payment under the Director Deferred Stock Ownership Plan.

The Company provides the following annual compensation to non-employee Directors:

Cash Compensation

•	annual cash retainer of $50,500;

•	$1,500 for each Board meeting attended;

•	$1,500 for each Committee meeting attended;

•	annual cash retainer of $6,000 to the Chair of each Committee, which increased to $10,000 effective January 1, 2008; and

•	reimbursement for customary travel expenses.

Share Compensation

Each non-employee Director receives an annual deferred share credit equal to the average cash compensation paid to all Directors during the calendar year pursuant to the Company’s Director Deferred Stock Ownership Plan. Directors received a deferred share credit of $82,600 for 2007 under this Plan. This value is credited as 1,392.92 deferred shares based on the average stock price of $59.30 for the year. The amounts shown in the Stock Awards column of the Director Compensation Table are based on the grant date fair value of $42.71 per share, the closing price of the Company’s common stock on January 2, 2008. The assumptions used to calculate the grant date fair value of the deferred share credits were in accordance with SFAS 123(R) as disclosed in Footnote 8 to the 2007 Consolidated Financial Statements, which appears in the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2008.

These deferred share credits are payable in shares of the Company’s common stock following a Director’s termination of Board membership. This Plan also permits Directors to elect to receive all or part of their annual cash retainer and Board and Committee fees in deferred shares of common stock in lieu of these cash payments. The Company currently has written agreements with Ms. Lorimer, Ms. Ochoa-Brillembourg and Messrs. Aspe, Rust and Schmoke to receive all or part of these cash payments as deferred shares. The awards outstanding under this Plan as of the end of the year are as follows:

Name	# of Shares
Pedro Aspe	44,209
Sir Winfried Bischoff	13,936
Douglas N. Daft	7,948
Linda Koch Lorimer	33,416
Robert P. McGraw	15,847
Hilda Ochoa-Brillembourg	11,590
Sir Michael Rake	0
James H. Ross	23,549
Edward B. Rust, Jr.	22,793
Kurt L. Schmoke	11,696
Sidney Taurel	22,984

Other Director Plans

Directors may also elect to defer all or part of their annual cash retainer and Board and committee fees under the Director Deferred Compensation Plan. The Company currently has written agreements to defer cash payments under this Plan with Messrs. Daft and Schmoke. Interest is payable on the deferred cash amount at 120% of the applicable Federal Long-Term Rate as prescribed by the Internal Revenue Service in December of the year prior to the year in which the Director compensation is credited.

Directors Retirement Plan

Under this legacy Plan, covered Directors receive annual retirement and disability benefits when they retire from the Board at or after age 65 or if they become disabled. The annual benefit equals 10% of the then annual retainer. This Plan was amended in 1996 to provide that Board members would not accrue any additional benefits under the Plan after June 30, 1996 and that Directors initially elected after June 30, 1996 will not be eligible to participate in this Plan. Only Mr. Ross is covered under this legacy plan.

OWNERSHIP OF COMPANY STOCK

A beneficial owner of stock is a person who has voting power, meaning the power to control voting decisions, or investment power, meaning the power to cause the sale of the stock.

Company Stock Ownership of Management (a),(b)

The following table shows the number of shares of the Company’s common stock beneficially owned on January 31, 2008 by each of our Directors and nominees for Director; the Chief Executive Officer and the other four named executive officers in the Summary Compensation Table; and all individuals who served as Directors or executive officers at December 31, 2007, as a group.

Name of Beneficial Owner	Sole Voting Power and Sole Investment Power	Shared Voting Power and Shared Investment Power	Right to Acquire Shares within 60 Days by Exercise of Options	Total Number of Shares Beneficially Owned		Percent of Common Stock(a)		Director Deferred Stock Ownership Plan(c)
Pedro Aspe	14,192			14,192		(d	)	44,209
Robert J. Bahash	432,046		463,366	895,412		(d	)
Sir Winfried Bischoff	4,000			4,000		(d	)	13,936
Douglas N. Daft	2,000			2,000		(d	)	7,948
Peter C. Davis	5,614		11,027	16,641
Linda Koch Lorimer	6,693			6,693		(d	)	33,416
Harold McGraw III	5,477,579		2,243,417	7,720,996	(e)	2.4%
Robert P. McGraw	79,284			79,284		(d	)	15,847
David L. Murphy	67,561		278,101	345,662		(d	)
Hilda Ochoa-Brillembourg	1,800			1,800		(d	)	11,590
Sir Michael Rake	400			400		(d	)	0
James H. Ross	2,148			2,148		(d	)	23,549
Edward B. Rust, Jr.	2,000			2,000		(d	)	22,793
Kurt L. Schmoke	1,036			1,036		(d	)	11,696
Sidney Taurel	4,000			4,000		(d	)	22,984
Kenneth M. Vittor	140,112		328,515	468,627		(d	)
All Directors and executive officers of the Company as a group (a total of 18, including those named above)(f)(g)	6,271,237		3,456,498	9,727,735		3%		207,968

(a)	The number of shares of common stock outstanding on January 31, 2008 was 322,692,877. The percent of common stock is based on such number of shares and is rounded off to the nearest one percent.

(b)	None of the shares included in the above table constitutes Directors’ qualifying shares.

(c)	This amount represents the number of shares of the Company’s common stock which has been credited to a bookkeeping account maintained for each non-employee Director of the Company under the Director Deferred Stock Ownership Plan. This Plan is further described on pages 54 and 55 of this Proxy Statement.
(d)	Less than 1%.

(e)	With respect to the shares reported in the above table for Mr. Harold McGraw III: (i) Mr. Harold McGraw III has sole voting and investment power over 3,199,160 shares as manager of a limited liability company established for estate planning purposes by Mr. Harold W. McGraw, Jr., Chairman Emeritus; (ii) Mr. Harold McGraw III has sole voting and investment power over 389,960 shares as executor of the estate of Mr. Thomas P. McGraw; (iii) Mr. Harold McGraw III has sole voting and investment power over 22,000 shares as custodian under the Florida Uniform Transfers to Minors Act; and (iv) Mr. Harold

McGraw III owns 582,355 shares which are held in accounts with financial institutions that have extended credit based on the security of the stock.

(f)	Spouses and children of some members of this group may own other shares in which the members of this group disclaim any beneficial interest and which are not included in the above table.
(g)	Mr. Harold W. McGraw, Jr., Chairman Emeritus of the Company, is the beneficial owner as of January 31, 2008 of 6,361,340 shares of the Company’s common stock. These shares represent approximately 1.8% of the Company’s issued and outstanding common stock. None of these shares has been included in the above table.

Company Stock Ownership of Certain Beneficial Owners

The following table shows information as to any person known to the Company to be the beneficial owner of more than 5% of the Company’s common stock on the date indicated below.

Name and Address of Beneficial Owner	Sole Voting Power	Sole Dispositive Power	Total Number of Shares Beneficially Owned	Percent of Common Stock
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202(a)	8,611,350	33,835,722	33,889,722	10.4%

(a)	On March 10, 2008, T. Rowe Price Associates, Inc. (“Price Associates”) filed a Schedule 13G with the SEC disclosing its beneficial ownership of the Company’s common stock. Price Associates has certified in its Schedule 13G filing that the Company’s common stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of the Company. The Schedule 13G does not identify any shares with respect to which there is a right to acquire beneficial ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Under SEC rules, our Directors, executive officers and holders of more than 10% of our stock, if any, are required to file with the SEC reports of holdings and changes in beneficial ownership of Company stock. We have reviewed copies of these SEC reports as well as other records and information. Based on that review, we believe that all reports were timely filed during 2007, with the exception of Mr. Kurt Schmoke, who inadvertently had two late filings.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S

FEES AND SERVICES

Shareholders are being asked to ratify the appointment of Ernst & Young LLP as the independent Registered Public Accounting Firm for the Company and its subsidiaries for 2008. Please see page 59 of this Proxy Statement for voting information. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and such representative will be available to respond to appropriate questions.

During the years ended December 31, 2007 and December 31, 2006, Ernst & Young LLP audited the consolidated financial statements of the Company and its subsidiaries. The aggregate fees Ernst & Young LLP billed the Company for these years for professional services rendered were as follows:

Services Rendered	Year Ended 12/31/07	Year Ended 12/31/06
Audit Fees	$5,610,000	$4,971,000
Audit-Related Fees	$1,225,000	$1,288,000
Tax Fees	$2,986,000	$2,266,000
All Other Fees	$112,000	$7,000

•

Audit fees included fees for professional services rendered for the audits of the consolidated financial statements of the Company, audits of the effectiveness of the Company’s internal control over financial reporting, reviews of the quarterly consolidated financial statements, statutory audits, securities registration statements and accounting consultations on matters related to the annual audits or interim reviews.

•	Audit-related fees generally included fees for pension or other special purpose audits, acquisition assistance and other accounting consultations.

•	Tax fees included fees for tax compliance, advice and planning.

•	All other fees generally included fees for advisory services related to accounting principles, rules and regulations.

In addition, the policies and procedures contained in the Audit Committee Charter (which can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations) provide that the Committee must pre-approve both the retention of the independent auditor for non-audit services and the fee for such services in accordance with the Company’s independence guidelines.

ITEMS OF BUSINESS TO BE ACTED ON AT THE ANNUAL MEETING

Item 1. Election of Directors

The three-year terms for the four Directors listed below will expire at the Annual Meeting held in 2011. The one-year term for the one Director listed below will expire at the Annual Meeting held in 2009. Each nominee listed below has agreed to serve his or her respective term. If any Director is unable to stand for election, the individuals named as the proxies have the right to designate a substitute. If that happens, shares represented by proxies may be voted for a substitute Director.

The Board recommends that you vote FOR each of the following nominees:

For three-year terms expiring at the 2011 Annual Meeting:

•	Sir Winfried Bischoff

•	Douglas N. Daft

•	Linda Koch Lorimer

•	Harold McGraw III

For a one-year term expiring at the 2009 Annual Meeting:

•	Sir Michael Rake

Unless you specify otherwise, the Board intends the accompanying proxy to be voted for these nominees.

Biographical information about these nominees, as well as the other seven incumbent Directors, can be found on pages 9 through 13 of this Proxy Statement.

Item 2. Proposal to Ratify the Appointment of the Company’s Independent Registered Public Accounting Firm

The Board, after receiving a favorable recommendation from the Audit Committee, has again selected Ernst & Young LLP to serve as the independent Registered Public Accounting Firm of the Company and its subsidiaries for 2008. Although not required to do so, the Board is submitting the selection of this firm for ratification by the Company’s shareholders for their views. Ernst & Young LLP has advised the Company that it has no direct, nor any material indirect, financial interest in the Company or any of its subsidiaries.

The following resolution will be offered by the Board of Directors at the Annual Meeting:

RESOLVED: That the selection by the Board of Directors of Ernst & Young LLP to serve as the independent Registered Public Accounting Firm of the Company and its subsidiaries for 2008 be, and hereby is, ratified and approved.

The Board of Directors’

Recommendation

Your Board recommends that you vote FOR this proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted for this proposal.

Item 3. Shareholder Proposal – Elect Each Director Annually

Individual shareholders, Nick Rossi and Emil Rossi, Trustees for the Jeanne Rossi Family Trust, have given notice that they intend to make the following proposal at the Annual Meeting. The Company will provide the number of shares they own to any person, orally or in writing as requested, promptly on receiving any oral or written request made to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095, telephone number (212) 512-2000. Your Board recommends that you vote AGAINST this proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal.

The shareholder proposal and supporting statement, for which the Board and the Company accept no responsibility, follow:

3—Elect Each Director Annually

RESOLVED: Shareholders request that our Directors take the steps necessary to adopt annual election of each director in the most expeditious manner possible, in compliance with applicable law and in a manner so that each director shall have a term of equal length from the date of implementation to the greatest extent possible.

This includes using all means in our Board’s power such as corresponding special company solicitations and one-on-one management contacts with major shareholders to obtain the vote required for formal adoption of this proposal topic. Also for such transition solely through direct action of our board if such transition is in compliance with applicable law.

This topic won our 64%-support at our 2006 annual meeting and our 77%-support at our 2007 annual meeting. This topic also won a 69% yes-vote average at 44 major companies in 2007.

The Council of Institutional Investors www.cii.org recommends adoption of annual election of each director and the adoption of shareholder proposals upon receiving their first majority vote. One proxy advisory service recommend no-votes for directors who do not adopt a shareholder proposal after winning its first majority vote.

Sadly our company seems to be in the same category as FirstEnergy (FE), a serial ignorer of majority shareholder votes. As a result each FirstEnergy director candidate received 27% to 39% in opposing votes at the 2007 FirstEnergy annual meeting. Each of our director candidates similarly received 31% in opposing votes in 2007.

Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said: “In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.” Source: “Take on the Street” by Arthur Levitt.

Nick Rossi, Boonville, Calif., said the merits of adopting this proposal should also be considered in the context of our company’s overall corporate governance structure and individual director performance. For instance in 2007 the following structure and performance issues were reported (and certain concerns are noted):

•	The Corporate Library http://www.thecorporatelibrary.com, an independent investment research firm rated our company:

“D” in Corporate Governance.

“Very High Concern” in Executive Pay- $19 million in CEO pay.

“High” in Overall Governance Risk Assessment.

•	We had no Independent Chairman and our lead director was rated a “problem director” by TCL - Independent oversight concern.

•	We were allowed to vote on individual directors only once in 3-years - Accountability concern.

Additionally:

•	We had to marshal an awesome 80% shareholder vote to make certain key governance changes - Entrenchment concern.

•	No shareholder right to:

1)	Cumulative voting.
2)	To act by written consent.
3)	To call a special meeting.

The above concerns shows there is room for improvement and reinforces the reason to encourage our directors to respond positively to our 64% and 77% supporting votes and vote yes again:

Elect Each Director Annually

                 Yes on 3

Directors’ Statement in Opposition

The Board believes that this shareholder proposal seeking to declassify the Board and to have annual elections of each Director would not be in the best interests of the Company and its shareholders. Your Board unanimously recommends that you vote AGAINST this proposal.

The Company’s current classified board structure has been in place since it was approved by the shareholders in 1985. The Board is divided into three classes, with Directors elected to staggered three-year terms. Under this system, approximately one-third of the Directors stand for election each year, and the entire Board can be replaced in the course of three Annual Meetings, all held within approximately two years. The Board believes that an active, professional Board benefits in many ways from classifying its Directors. The most notable among these benefits are increased Board stability, improved long-term planning and an enhanced ability to protect shareholder value in a potential takeover. Over the past ten years, the total annual return on our stock has averaged 10.8%, significantly outperforming the S&P 500 Index, which has aver-aged a 5.9% annual return over the same period. Also, since 1996 we have returned $8.4 billion to shareholders through dividend payments and share buybacks, including $2.5 billion in the past year, as part of our commitment to advance total shareholder value.

In response to the adoption by shareholders at last year’s Annual Meeting of a similar shareholder proposal regarding the annual election of directors, the Board received presentations from two separate independent law firms regarding the advisability of removing the Board’s current classified structure. The first presentation was from the Company’s longstanding independent counsel. The second presentation was from independent counsel with whom the Company did not have any prior relationship. The Board retained this second firm to receive advice from an expert who had no connection with the Company’s adoption of a classified Board or the Board’s prior deliberations with respect to this issue. In each of their respective presentations, the independent advisors recommended that the Board retain its current structure.

Increased Board Stability

Three-year staggered terms are designed to provide stability and to ensure that, at any given time, a majority of the Company’s Directors have prior experience as Directors of the Company and a solid knowledge of the Company’s complex global businesses and strategy. The Board of Directors believes that Directors who have experience with the Company and knowledge about its business and affairs are a valuable resource and are better positioned to make fundamental decisions that are in the best interests of the Company and its shareholders. The Board observes that numerous well-respected corporations have classified Boards.

In addition, because a classified Board produces more orderly change in the composition of the Board and in the policies and strategies of the Company, the Company is better equipped to attract and retain prominent and well-qualified Directors who are willing and able to commit the time and resources required to understand fully the Company and its operations. The Board believes that its classified structure has helped it to attract experienced Directors and to enhance shareholder value. Our Directors are prominent in business, finance and academia, and, as stated above, the total annual return on our stock has significantly outperformed the S&P 500 Index over the past ten years.

Improved Long-Term Planning

The Board of Directors believes that electing its Directors to staggered three-year terms enhances the Company’s ability to engage in long-term strategic planning. It also believes that the continuity made possible by the classified Board structure promotes the proper oversight of a complex global company like ours.

The Board of Directors believes that the benefits of the current classified Board structure do not come at the cost of Directors’ accountability to shareholders. Directors elected to three-year terms are just as accountable to shareholders as Directors elected annually, since all Directors are required to uphold their fiduciary duties to the Company and its shareholders, regardless of the length of their term of office. In the Board’s view, the annual election of approximately one-third of the Directors provides shareholders with an orderly means to effect change and to communicate their views on the performance of the Company and its Directors. Overall accountability of the Board is achieved through shareholders’ selection of responsible, experienced, and respected individuals as Directors; it is not compromised by the length of a Director’s term.

Enhanced Ability to Protect Shareholder

Value in a Potential Takeover

A classified Board structure enhances the Board of Directors’ ability to negotiate the best results for shareholders in a potential takeover situation. The Board of Directors believes that a classified Board structure encourages a person seeking to obtain control of the Company to offer a full and fair price and to negotiate with the Board. At least two Annual Meetings will be required to effect a change-in-control of the Board. This gives the incumbent Directors additional time and leverage to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all shareholders and weigh alternative methods of enhancing shareholder value. It also enhances the Board’s ability to resist potentially unfair and abusive takeover tactics, including coercive two-tiered tender offers. It is important to note, however, that although the classified Board is intended to cause a person seeking to obtain control of the Company to negotiate with the Board, the existence of a classified Board will not, in fact, prevent a person from acquiring control of a Board or accomplishing a hostile acquisition. Instead, the classified Board merely gives the Board additional time and leverage in its negotiations with a potential acquirer, allowing it to enhance shareholder value in any potential change-in-control situation. Directors elected for staggered terms are not any less accountable or responsive to shareholders than they would be if they were elected annually. In any potential takeover, the Directors would act in the best interests of shareholders and the Company, in accordance with their ongoing fiduciary duties under New York law.

Effect of the Proposal

Passage of the shareholder proposal would not automatically eliminate the classified Board structure. Further action would be required to amend the Company’s Restated Certificate of Incorporation to effect this change. While the Board would consider proposing such an amendment, it would do so, consistent with its fiduciary duties, only if it believes such an amendment to be in the best interests of the Company and all of its shareholders. Under the Company’s Restated Certificate of Incorporation, the affirmative vote of 80% of the Company’s shares having voting power with respect to such an amendment would be required for approval.

The Board of Directors and its Nominating and Corporate Governance Committee, with the assistance of their professional advisors, have carefully considered this proposal and the arguments for and against a classified Board structure. The Board has concluded that the Company’s classified Board structure continues to promote the best interests of the shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal.

It em 4. Shareholder Proposal – Adopt Simple Majority Vote

An individual shareholder, Kenneth Steiner, has given notice that he intends to make the following proposal at the Annual Meeting. The Company will provide the number of shares he owns to any person, orally or in writing as requested, promptly on receiving any oral or written request made to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095, telephone number (212) 512-2000. Your Board recommends that you vote AGAINST this proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal.

The shareholder proposal and supporting statement, for which the Board and the Company accept no responsibility, follow:

4—Adopt Simple Majority Vote

RESOLVED: Shareowners urge our company to take all steps necessary, in compliance with applicable law, to fully adopt simple majority vote requirements in our Charter and By-laws. This includes any special solicitations needed for adoption.

This topic won our impressive 74%-support at our 2007 annual meeting. Simple majority vote also won a remarkable 72% yes-vote average at 24 major companies in 2007. This topic was receiving the highest yes-vote average of any shareholder proposal topic in 2007. The Council of Institutional Investors www.cii.org recommends adoption simple majority vote and the adoption of shareholder proposals upon receiving their first majority vote.

Currently a 1%-minority can frustrate the will of our 79%-shareholder majority under our multiple supermajority provisions of 80%. Also our supermajority vote requirements can be almost impossible to obtain when one considers abstentions and broker non-votes.

For example, a Goodyear (GT) proposal for annual election of each director failed to pass even though 90% of votes cast were yes-votes. While companies often state that the purpose of supermajority requirements is to protect minority shareholders, supermajority requirements are arguably most often used to block initiatives opposed by management but supported by most shareowners. The Goodyear vote is a perfect illustration.

The merits of adopting this proposal should also be considered in the context of our company’s overall corporate governance structure particularly when added together with our Board’s poor governance practices regarding executive pay. In 2007 The Corporate Library http://www.thecorporatelibrary.com, an independent investment research firm said:

•	Our D rating on McGraw-Hill is unchanged because CEO pay is at a level that represents a very high concern for shareholders.

•

Our findings indicate that while several companies used adjusted financial targets to measure performance, only one company—McGraw-Hill—made adjustments to predetermined performance metrics that directly contributed to the achievement of such targets at the end of the fiscal year. Furthermore, McGraw-Hill repurchased approximately 8% of their shares outstanding, which also directly contributed to the achievement of these targets.

•

Ultimately the intentions of management, the board, and the compensation committee with respect to the decisions to adjust metrics and repurchase shares are unknown. But one conclusion remains clear: it is unlikely that the performance targets would have been achieved had the repurchases and adjustments not taken place.

•	The compensation committee awarded maximum bonuses to management primarily for management’s decision to use the company’s capital to repurchase shares.

•	Having both short-term and long-term awards tied to EPS has the effect of rewarding executives twice for meeting the same goals.

The above concerns show there is room for improvement and reinforces the reason to take one step forward to encourage our board to respond positively to this proposal:

Adopt Simple Majority Vote

                 Yes on 4

Directors’ Statement in Opposition

The Board believes that this shareholder proposal seeking to adopt a simple majority vote in all cases would not be in the best interests of the Company and its shareholders. Your Board unanimously recommends that you vote AGAINST this proposal.

A simple majority vote requirement already applies to most corporate matters submitted to a vote of the Company’s shareholders. The Company’s Restated Certificate of Incorporation does, however, require an 80% “supermajority” vote for the following major corporate decisions:

•

Certain business transactions with an “interested shareholder,” unless the transaction is approved by a majority of disinterested Directors or meets certain procedural and price fairness requirements, as well as amendments to this provision;

•	Actions by shareholders to change the size of the Board or remove a Director for cause; and

•	Amendments to any provision of Article VIII of the Company’s Restated Certificate of Incorporation (relating to Directors).

In addition, the Company’s Restated Certificate of Incorporation requires a two-thirds vote of the holders of Series A Preferred Stock to amend the Restated Certificate of Incorporation in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely. There are, however, no shares of Series A Preferred Stock currently outstanding.

These supermajority voting requirements were adopted by our shareholders and relate to fundamental elements of our corporate governance. Nevertheless, the Board of Directors has carefully considered this proposal and the arguments for and against eliminating the supermajority voting requirements. The Board has concluded that it is still appropriate to require supermajority approval of such fundamental matters, and therefore it opposes this proposal. Like similar provisions in the governance documents of many public corporations, the Company’s supermajority vote requirements are intended to preserve and maximize the value of the Company for all shareholders and to provide protection for all shareholders against self-interested actions by one or a few large shareholders.

In response to the adoption by shareholders at last year’s Annual Meeting of a similar shareholder proposal regarding simple majority voting requirements, the Board received presentations from two separate independent law firms regarding the advisability of removing the supermajority voting requirements. The first presentation was from the Company’s longstanding independent counsel. The second presentation was from independent counsel with whom the Company did not have any prior relationship. The Board retained this second firm to receive advice from an expert who had no connection with the Company’s adoption of the supermajority voting requirements or the Board’s prior deliberations with respect to this issue. In each of their respective presentations, the independent advisors recommended that the Board retain the supermajority voting requirements.

Fair Price Provision

The requirement of an 80% vote to approve certain business transactions with an “interested shareholder” is intended to protect shareholders from hostile takeovers in which an acquirer buys a substantial voting interest and then acquires the remaining shares in a coercive merger where it pays an unfair price for such shares. This protective measure is not designed to prevent a takeover but rather to ensure that shareholders receive a fair price for their shares if a takeover were to take place.

This “fair price” provision addresses certain proposed merger or business combinations involving an “interested shareholder” (a shareholder having more than 10% of the Company’s voting power) by requiring an 80% shareholder vote to approve such a transaction. This supermajority approval requirement is not triggered if the proposed transaction is approved by a majority of disinterested Directors, or if the Company’s shareholders will receive fair consideration, defined as the higher of the highest price paid by the interested shareholder or the fair market value of the Company’s shares at the time of the transaction. An 80% vote is also required to amend the fair price provision. Without this protection, the provision could be easily repealed in a hostile takeover by a small vote, eliminating an important protection to shareholders.

The fair price provision, as its name implies, is intended to prevent an acquirer from pursuing a business combination at an unfair price. The supermajority vote requirement encourages potential acquirers to negotiate with the Board, and to offer a full and fair price for the Company’s shares, and thus protects the interests of our shareholders. The Company is also subject to a provision of the New York Business Corporation Law that is similar to the fair price provision of the Company’s Restated Certificate of Incorporation. This section requires the approval of a majority of the disinterested Directors for any business combination with a 20% shareholder of the Company for the first five years after such a shareholder becomes an interested shareholder; after that five-year period, such a business combination may be completed if it is approved by a majority of the disinterested Directors or by the vote of a majority of shares not held by the 20% shareholder, or if it meets certain price and procedural requirements. While this provision of New York law would provide some protection for the Company’s shareholders even without our fair price provision, the Board believes that the 10% threshold for an “interested shareholder,” and the other procedural protections of our fair price provision continue to be in the best interests of shareholders, and that it remains appropriate to require a supermajority vote to modify these protections.

Changes Relating to the Board

The other provisions requiring a supermajority vote are also generally intended to protect shareholders from abusive takeover attempts. Without these requirements, a shareholder or group of shareholders who could command a bare majority of the voting power - or even less, due to the impact of quorum requirements, abstentions and broker non-votes - could remove Directors, or expand the size of the Board in order to elect its own Directors, and thereby thwart our Board’s efforts to protect shareholders from coercive takeover tactics and unfair offers.

These provisions are not intended to, and do not, preclude unsolicited, non-abusive offers to acquire the Company at a fair price. They are designed, instead, to encourage any potential acquirer to negotiate directly with the Board. This is desirable because the Board is in the best position to evaluate the adequacy and fairness of proposed offers, to negotiate on behalf of all shareholders and to protect shareholders against abusive tactics during a takeover process.

The shareholder proposal calls for the passage of all matters subject to a shareholder vote by a majority of the number of votes cast at a shareholder meeting, unless a greater shareholder vote is required by law. This could result in decisions on fundamental questions of the size of the Board or the removal of Directors that are made by a minority of our shareholders: 25.1% or less of the outstanding voting power of the Company could constitute a majority at a shareholder meeting when the effects of quorum requirements, broker non-votes and abstentions are considered. Your Board of Directors believes that higher voting requirements are appropriate for these extraordinary corporate decisions.

Effect of the Proposal

Passage of the shareholder proposal would not automatically eliminate the supermajority voting requirements. Further action would be required to amend the Company’s Restated Certificate of Incorporation to effect this change. While the Board would consider proposing such an amendment, it would do so, consistent with its fiduciary duties, only if it believes such an amendment to be in the best interests of the Company and all of its shareholders. Under the Company’s Restated Certificate of Incorporation, the affirmative vote of 80% of the Company’s shares having voting power with respect to such an amendment would be required for approval.

The Board of Directors and its Nominating and Corporate Governance Committee, with the assistance of their professional advisors, have carefully considered this proposal and the arguments for and against eliminating the supermajority voting requirements. The Board has concluded that the Company’s supermajority voting requirements continue to promote the best interests of the shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal.

Item 5. Other Matters

The Board knows of no other matters which may properly be brought before the Annual Meeting. However, if other matters should properly come before the Meeting, it is the intention of those named in the solicited proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors.

SCOTT L. BENNETT

Senior Vice President, Associate General Counsel and Secretary

New York, New York

March 20, 2008

10%

Total PCW Recycled Fiber

ADMISSION TICKET

The McGraw-Hill Companies, Inc.

2008 Annual Meeting of Shareholders

Wednesday, April 30, 2008

11:00 a.m. (EDT)

1221 Avenue of the Americas, 2nd Floor Auditorium

New York, New York 10020

If you wish to attend the Annual Meeting of Shareholders in person, please present this portion of the Proxy Card at the door for admission.

You may be asked to present valid picture identification before being admitted. Cameras, large bags, briefcases, packages, recording equipment and other electronic devices will not be permitted at the Annual Meeting.

The McGraw-Hill Companies, Inc.

Proxy Card Solicited on Behalf of the Board of Directors

The undersigned appoints Scott L. Bennett and Kenneth M. Vittor, and each of them, proxies with full power of substitution, to vote the shares of stock of The McGraw-Hill Companies, Inc. (the “Company”), which the undersigned is entitled to vote, at the Annual Meeting of Shareholders of the Company to be held at the principal executive offices of the Company, 1221 Avenue of the Americas, New York, N.Y. 10020-1095 on Wednesday, April 30, 2008, at 11 a.m. (EDT), and any adjournment thereof.

The McGraw-Hill Companies’ employees. If you are a current or former employee of the Company, this card also provides voting instructions for shares held in the 401(k) Savings and Profit Sharing Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries and the Standard & Poor’s 401(k) Savings and Profit Sharing Plan for Represented Employees. If you are a participant in either of these Plans and have shares of common stock of the Company allocated to your account under one of these Plans, The Bank of New York, the Company’s transfer agent, must receive your instructions by 1:00 p.m. (EDT) on April 28, 2008 in order to communicate your instructions to The Northern Trust Company, the Trustee of each of these Plans (the “Trustee”), who will then vote all the shares of common stock of The McGraw-Hill Companies, Inc. which are credited to the undersigned’s account as of March 11, 2008. Any Plan shares for which we do not receive instructions from you will be voted by the Trustee in the same proportion as the shares for which we have received instructions from other Plan participants.

(See reverse side for voting instructions)

Address change	The McGraw-Hill Companies, Inc. P.O. Box 11033 New York, N.Y. 10203-0033

1-866-416-3842 CALL TOLL-FREE TO VOTE

Ú   DETACH PROXY CARD HERE ONLY IF YOU ARE VOTING BY MAIL   Ú

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.
Votes must be indicated (x) in Black or Blue ink.

THIS PROXY CARD WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). If not otherwise specified, the proxy card will be voted FOR the Election of Directors, FOR Proposal 2 and AGAINST Proposals 3 and 4.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSALS 1 and 2:

1. Election of Directors For three-year terms expiring at the 2011 Annual Meeting:	FOR ALL	WITHHOLD FOR ALL	EXCEPTIONS*

01 - Sir Winfried Bischoff 02 - Douglas N. Daft 03 - Linda Koch Lorimer 04 - Harold McGraw III For a one-year term expiring at the 2009 Annual Meeting: 05 - Sir Michael Rake
INSTRUCTION: To withhold authority to vote for any individual nominee, mark the Exceptions box and write that nominee’s name below. All other nominees will be voted FOR.

*Exceptions

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of independent Registered Public Accounting Firm for 2008.

THE BOARD RECOMMENDS YOU VOTE AGAINST PROPOSALS 3 and 4:
3. Shareholder proposal requesting the annual election of each Director.
4. Shareholder proposal requesting adoption of a simple majority vote.

And, in their discretion, in the transaction of such other business as may properly come before the Meeting.

To change your address, please mark this box.

Please sign exactly as name(s) appear hereon. Joint owners should each sign separately. When signing as executor, administrator, corporate officer, attorney, agent, trustee, guardian or in other representative capacity, please state your full title as such.

Date Shareholder signs here	Co-Owner signs here

View Annual Reports and Proxy Statements Online Instead of Receiving Them by Mail

Enroll at https://www.proxyconsent.com/mhp

How it works:

If you give your consent, then each March you will receive an e-mail notice containing instructions on how to view the Annual Report and Proxy Statement online. The e-mail will also include a unique control number so you can vote your proxy online or by telephone. Costs normally associated with electronic delivery such as usage and telephone charges, as well as any costs incurred in printing documents, will be the shareholder’s responsibility.

How to give your consent:

Enrollment is easy. Go to https://www.proxyconsent.com/mhp. The enrollment site reviews the basic information and terms. Please enter your Social Security Number or Taxpayer Identification Number. Make your selection and provide an e-mail address that correspondence will be sent to. An e-mail confirming your selection will be issued.

How to revoke your consent:

You may revoke the election at any time. To resume mail delivery, return to the online enrollment site and revoke your election.

If you wish to continue receiving the reports through the mail, you do not need to respond. Your reports will continue to be mailed via the U.S. Postal Service.

3 Choices: Vote by Telephone, Internet or Mail

Telephone and Internet voting available until 11:59 p.m. (EDT) on April 29, 2008

VOTE BY TELEPHONE	VOTE ON THE INTERNET	VOTE BY MAIL

■ Call toll-free 1-866- 416-3842 on a touch-tone telephone. ■ Have your proxy card in hand. ■ Follow the recorded instructions.	■ Access the Internet at https://www.proxypush.com/mhp. ■ Have your proxy card ready. ■ Follow the instructions at the voting Web site.	■ Mark, sign and date your proxy card. ■ Detach your proxy card. ■ Please mail your card in the enclosed postage-paid envelope so it is received before the Annual Meeting.

Note: If you vote by telephone or on the Internet, DO NOT mail back your proxy card.